Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders of Auxilium Pharmaceuticals, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Auxilium Pharmaceuticals, Inc. and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework 1992 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Item 9A Controls and Procedures, management has excluded Actient Holdings, LLC (“Actient”) from its assessment of internal control over financial reporting as of December 31, 2013 because it was acquired by the Company in a purchase business combination during 2013. We have also excluded Actient from our audit of internal control over financial reporting. Actient is a wholly-owned subsidiary of Auxilium Pharmaceuticals, Inc., whose total assets and total revenues represent approximately 66% and 27%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2013.

/s/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

February 28, 2014

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$47,749	$35,857
Short-term investments	23,437	121,573
Accounts receivable, trade, net	89,407	55,859
Accounts receivable, other	7,050	1,685
Inventories, current	42,498	22,134
Prepaid expenses and other current assets	13,714	3,762
Deferred tax asset	14,737	530

Total current assets	238,592	241,400
Inventories, non-current	54,561	49,697
Property and equipment, net	35,270	29,220
Intangible assets, net	749,452	0
Goodwill	104,146	0
Other assets	19,155	7,605

Total assets	$1,201,176	$327,922

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$940	$3,565
Accrued expenses	121,964	80,740
Deferred revenue, current portion	2,059	11,835
Deferred rent, current portion	1,185	936
Current portion of term loan	13,609	0
Contingent consideration, current	56,741	0

Total current liabilities	196,498	97,076
Term loan, long-term portion	241,536	0
Senior Convertible Notes	293,747	0
Deferred revenue, long-term portion	24,678	26,288
Deferred rent, long-term portion	7,528	4,140
Contingent consideration, long-term portion	161,903	0
Deferred tax liability	23,821	530

Total liabilities	949,711	128,034

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued or outstanding	0	0
Common stock, $0.01 par value per share; authorized 120,000,000 shares; issued 49,744,521 and 49,419,104 shares at December 31, 2013 and December 31, 2012, respectively	497	494
Additional paid-in capital	594,970	525,354
Accumulated deficit	(340,180)	(322,115)
Treasury stock at cost: 145,058 and 136,405 shares at December 31, 2013 and December 31, 2012, respectively	(3,490)	(3,337)
Accumulated other comprehensive loss	(332)	(508)

Total stockholders’ equity	251,465	199,888

Total liabilities and stockholders’ equity	$1,201,176	$327,922

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2013	2012	2011
Net revenues	$400,715	$395,281	$264,315

Operating expenses*:
Cost of goods sold	112,015	78,337	55,662
Research and development	50,211	45,932	61,948
Selling, general and administrative	250,190	185,535	179,887
Amortization of purchased intangibles	44,988	0	0
Contingent consideration	11,396	0	0

Total operating expenses	468,800	309,804	297,497

Income (loss) from operations	(68,085)	85,477	(33,182)
Interest expense	(28,655)	(39)	(236)
Other income, net	378	506	502

Income (loss) before income taxes	(96,362)	85,944	(32,916)
Income tax benefit	78,297	0	0

Net income (loss)	$(18,065)	$85,944	$(32,916)

Net income (loss) per common share:
Basic	$(0.37)	$1.76	$(0.69)

Diluted	$(0.37)	$1.74	$(0.69)

Shares used to compute net income (loss) per common share:
Basic	49,337,724	48,770,229	47,886,672

Diluted	49,337,724	49,277,570	47,886,672

*	includes the following amounts of stock-based compensation expense:

Cost of goods sold	$154	$84	$65
Research and development	2,757	2,919	3,184
Selling, general and administrative	12,611	12,004	14,029

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Net income (loss)	$(18,065)	$85,944	$(32,916)

Other comprehensive income (loss):
Unrealized gains (losses) on investments, net of tax	105	249	(237)
Foreign currency translation adjustment	71	(22)	(5)

Total	176	227	(242)

Comprehensive income (loss)	$(17,889)	$86,171	$(33,158)

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2013

(In thousands, except share amounts)

	Common stock		Additional		Treasury Stock		Accumulated other
	Shares	Amount	paid-in capital	Accumulated deficit	Shares	Cost	comprehensive loss	Total
Balance, January 1, 2013	49,419,104	$494	$525,354	$(322,115)	136,405	$(3,337)	$(508)	$199,888
Equity component of Senior Convertible Notes	0	0	64,361	0	0	0	0	64,361
Deferred tax benefit related to issuance of Senior Convertible Notes	0	0	1,253	0	0	0	0	1,253
Convertible Note Hedge	0	0	(70,000)	0	0	0	0	(70,000)
Sale of warrants	0	0	41,475	0	0	0	0	41,475
Issuance of warrants in business acquisition	0	0	12,000	0	0	0	0	12,000
Exercise of common stock options	149,304	1	1,319	0	0	0	0	1,320
Employee Stock Plan Purchases	129,755	1	1,877	0	0	0	0	1,878
Issuance of restricted stock	10,000	0	0	0	0	0	0	—
Cancellation of restricted stock	(250)	0	0	0	0	0	0	—
Stock-based compensation	33,190	0	17,269	0	0	0	0	17,269
Proceeds from Board of Directors stock purchases	3,418	0	62	0	0	0	0	62
Treasury stock acquisition	0	0	0	0	8,653	(153)	0	(153)
Comprehensive income	0	0	0	0	0	0	176	176
Net loss	0	0	0	(18,065)	0	0	0	(18,065)

Balance, December 31, 2013	49,744,521	$497	$594,970	$(340,180)	145,058	$(3,490)	$(332)	$251,465

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2012

(In thousands, except share amounts)

	Common stock		Additional		Treasury stock		Accumulated other
	Shares	Amount	paid-in capital	Accumulated deficit	Shares	Cost	comprehensive loss	Total
Balance, December 31, 2011	48,236,137	$482	$495,949	$(408,059)	131,591	$(3,239)	$(735)	84,398
Exercise of common stock options	960,864	10	10,497	0	0	0	0	10,507
Employee Stock Purchase Plan purchases	153,260	2	2,522	0	0	0	0	2,524
Issuance of restricted stock	43,700	0	0	0	0	0	0	0
Proceeds from Board of Directors stock purchases	4,956	0	106	0	0	0	0	106
Stock based compensation	20,187	0	16,280	0	0	0	0	16,280
Treasury stock acquisition	0	0	0	0	4,814	(98)	0	(98)
Other comprehensive income	0	0	0	0	0	0	227	227
Net income	0	0	0	85,944	0	0	0	85,944

Balance, December 31, 2012	49,419,104	494	525,354	(322,115)	136,405	(3,337)	(508)	199,888

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2011

(In thousands, except share amounts)

	Common stock		Additional		Treasury stock		Accumulated other
	Shares	Amount	paid-in capital	Accumulated deficit	Shares	Cost	comprehensive loss	Total
Balance, December 31, 2010	47,904,563	$479	$472,665	$(375,143)	123,539	$(3,065)	$(493)	$94,443
Exercise of common stock options	270,453	3	2,907	0	0	0	0	2,910
Employee Stock Purchase Plan purchases	55,292	1	921	0	0	0	0	922
Proceeds from Board of Directors stock purchases	7,205	0	134	0	0	0	0	134
Stock based compensation	1,750	0	19,322	0	0	0	0	19,322
Cancellation of restricted shares	(3,126)	0	0	0	0	0	0	0
Treasury stock acquisition	0	0	0	0	8,052	(174)	0	(174)
Other comprehensive loss	0	0	0	0	0	0	(242)	(242)
Net loss	0	0	0	(32,916)	0	0	0	(32,916)

Balance, December 31, 2011	48,236,137	$482	495,949	(408,059)	131,591	(3,239)	$(735)	$84,398

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flow

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$(18,065)	$85,944	$(32,916)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,873	18,089	8,002
Stock-based compensation	15,522	15,007	17,278
Amoritization of purchased intangibles	44,988	0	0
Amoritization of debt discount and issuance costs	13,618	0	0
Contingent consideration	11,396	0	0
Release of valuation allowance for deferred tax assets	(77,919)	0	0
Changes in operating assets and liabilities:
Increase in accounts receivable	(13,276)	(12,404)	(11,607)
Increase in inventories	(1,890)	(17,455)	(12,256)
Decrease (increase) in prepaid expenses, other current assets and other assets	2,340	(2,372)	(4,926)
Increase in accounts payable and accrued expenses	11,509	2,185	25,754
Increase (decrease) in deferred revenue	(11,385)	(89,814)	42,220
Increase (decrease) in deferred rent	433	(1,461)	(850)

Net cash provided by (used in) operating activities	(11,856)	(2,281)	30,699

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(620,493)	0	0
Purchases of property and equipment	(10,386)	(8,762)	(6,644)
Purchases of short-term investments	(76,995)	(191,496)	(156,370)
Redemptions of short-term investments	175,078	186,723	39,372
Sales and redemptions of long-term investments	1,600	1,100	400
Purchases of other assets	0	0	(1,900)

Net cash used in investing activities	(531,196)	(12,435)	(125,142)

Cash flows from financing activities:
Proceeds from issuance of term loan, net of issuance costs	262,852	0	0
Repayment of term loan	(9,617)	0	0
Proceeds from issuance of convertible debt, net of issuance costs	338,921	0	0
Payments of contingent consideration	(11,762)	0	0
Purchase of convertible note hedge	(70,000)	0	0
Proceeds from sale of warrants	41,475	0	0
Employee Stock Purchase Plan purchases	1,878	2,524	922
Proceeds from exercise of common stock options	1,320	10,507	2,910
Proceeds from Board of Directors stock purchases	62	106	134
Purchases of treasury stock	(153)	(98)	(174)

Net cash provided by financing activities	554,976	13,039	3,792

Effect of exchange rate changes on cash	(32)	(1)	(21)

Decrease in cash and cash equivalents	11,892	(1,678)	(90,672)
Cash and cash equivalents, beginning of period	35,857	37,535	128,207

Cash and cash equivalents, end of period	$47,749	$35,857	$37,535

Supplemental data:
Business acquisitions:
Fair value of assets acquired, net of cash acquired	$958,158	0	0
Purchase consideration representing compensation	8,309	0	0
Fair value of liabilities assumed and contingent consideration	(333,974)	0	0
Fair value of warrants isssued	(12,000)	0	0

Net cash paid for acquisitions	$620,493	0	0

Interest paid	$12,582	0	0

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

(1) Organization and Description of Business

(a) The Company

Auxilium Pharmaceuticals, Inc. along with its subsidiaries, or the “Company” is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences.

The Company currently markets 12 products (including one product with two indications) in the urology, orthopedic, respiratory and other areas in the U.S. and, where indicated below, internationally through our respective collaborators:

•	Testim 1% (testosterone gel), a topical TRT for the treatment of hypogonadism

•	Ferring International Center S.A. (“Ferring”) markets Testim in certain countries of the EU and Paladin Labs Inc. (“Paladin”) (which is in the process of being acquired by Endo Health Solutions Inc. (“Endo”) markets Testim in Canada

•	TESTOPEL, a long-acting implantable TRT product

•	STENDRA, a new first-line oral therapy for ED, for which the Company also has Canadian marketing rights, launched in the U.S. in January 2014,

•	Edex the leading branded non-oral drug for ED

•	Osbon ErecAid, the leading vacuum device for treating ED

•	Striant®, a buccal TRT

•	XIAFLEX for the treatment of adult DC patients with a palpable cord

•	Swedish Orphan Biovitrium AB (“Sobi”) has marketing rights for XIAPEX® (the European Union “EU”) tradename for collagenase clostridium histolyticum) in 71 Eurasian and African countries;

•	Asahi Kasei Pharma Corporation (“Asahi Kasei”) has development and commercial rights for XIAFLEX in Japan; and

•	Actelion Pharmaceuticals Ltd (“Actelion”) has development and commercial rights for XIAFLEX in Canada, Australia and Brazil

•	XIAFLEX for the treatment of PD in men with a palpable plaque and a curvature deformity of thirty degrees or greater at the start of therapy which was launched in the U.S. in January 2014 and is the first and only FDA-approved non-surgical treatment for PD

•	Five non-promoted products, including the following two respiratory products:

•	Theo-24® for the treatment of COPD and asthma; and

•	Semprex-D® for the treatment of seasonal allergic rhinitis.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(1) Organization and Description of Business (Continued)

For the period covered by this Report, our pipeline included:

Regulatory Review:

•	The Company submitted in December 2013 a supplemental Biologics License Application (“sBLA”) to the FDA approval of XIAFLEX for the treatment of multiple DC cords concurrently.

•	The Company’s strategic partner, VIVUS, Inc. (“VIVUS”) submitted in November 2013 a request for a label expansion for an approximately 15-minute onset of action efficacy claim for STENDRA.

Phase 2:

•	XIAFLEX for the treatment of edematous fibrosclerotic panniculopathy (“EFP”), commonly known as cellulite, with a Phase 2a trial having commenced in October 2013.

•	XIAFLEX for the treatment of Adhesive Capsulitis, commonly known as Frozen Shoulder syndrome, with a Phase 2b trial having commenced in December 2013.

Testosterone

•	In 2013, the Company conducted initial clinical studies for a potential high concentration testosterone gel product. However, the Company does not believe that the clinical results from such studies and current market conditions warrant further development for this product candidate at this time.

(b) Liquidity

The Company commenced operations in the fourth quarter of 1999. The Company has been dependent upon external financing, including primarily bank borrowings and private and public sales of securities, to fund operations. As of December 31, 2013, the Company had an accumulated deficit of approximately $340,180.

While the Company believes that its current investment balances, the proceeds from the term loan borrowings and convertible notes offering discussed in Note 12 and 13, respectively, and expected future operating cash inflows are sufficient for the Company to fund operations for the next twelve months, the Company may require additional financing in the future to execute its intended business strategy. There can be no assurances that the Company will be able to obtain additional debt or equity financing on terms acceptable to the Company, when and if needed. Failure to raise needed funds on satisfactory terms could have a material impact on the Company’s business, operating results or financial condition.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Auxilium Pharmaceuticals, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform to current presentation.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c) Translation of Foreign Financial Statements

The Company established a foreign subsidiary in the United Kingdom in 2000, which uses the pound sterling as its functional currency. Assets and liabilities of the Company’s foreign subsidiary are translated at the year-end rate of exchange. The statements of operations and cash flows for this subsidiary are translated at the average rate of exchange for the year. Gains or losses from translating foreign currency financial statements are accumulated in other comprehensive income (loss) in stockholders’ equity.

(d) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash, cash equivalents, short-term investments, restricted cash deposits and long-term investments are stated at fair value. Due to their short-term maturity, the carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

(e) Revenue Recognition

Net revenues for the three years ended December 31, 2013 comprise the following:

	Years ended December 31,
	2013	2012	2011
Testim revenues—
Net U.S. product sales	$206,240	$233,441	$205,061
International revenues	4,933	4,039	2,842

	211,173	237,480	207,903

XIAFLEX revenues—
Net U.S. product sales	62,535	55,174	44,009
International revenues	17,605	102,627	12,403

	80,140	157,801	56,412

Other net U.S. revenue
TESTOPEL	59,975	0	0
Edex	21,884	0	0
Other	27,543	0	0

	109,402	0	0

Total net revenues	$400,715	$395,281	$264,315

Net U.S. revenues shown in the above table represent the product sales of the Company within the U.S., net of allowances provided on such sales. International revenues represent the amortization of deferred up-front and milestone payments the Company has received on its out-licensing agreements, together with royalties earned on product sales by the licensees.

Revenue is recognized when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the selling price is fixed or determinable; and collectability is reasonably assured.

U.S. product sales—

In the U.S., the Company’s products are sold to wholesalers, which are provided fees for service based on shipment activity. The product return policies of the Company permit product returns during a specified period, dependent on the specific product, prior to the product’s expiration date until a certain number of months subsequent to the expiration date. Future product returns are estimated based on historical experience of the Company. The Company accrues the contractual rebates per unit of product for each individual payor plan using the most recent historically invoiced plan prescription volumes, adjusted for each individual plan’s prescription growth or contraction. In addition, the Company provides coupons to physicians for use with Testim prescriptions as promotional incentives and the Company established in September 2011 a co-pay assistance program for XIAFLEX prescriptions. A contract service provider is utilized to process and pay claims to patients for actual coupon usage. All revenue from product sales are recorded net of the applicable provisions for

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

wholesaler management fees, returns, rebates, and discounts in the same period the related sales are recorded. As products of the Company become more widely used and as the Company continues to add managed care and PBMs, actual results may differ from the Company’s previous estimates. To date, differences between Company estimates and actual experience have not resulted in any material adjustments to its operating results.

In the first quarter of 2012, the Company recorded a correction of an error in its financial statements for the year ended December 31, 2011 that resulted from an understatement of the accrual for government health plan charge-backs. This correction reduced Net revenues and Net income reported for the year ended December 31, 2012 in the amount of $820. Management believes this adjustment is not material to the Company’s results of operations for 2012 and 2011.

In the first quarter of 2011, the Company began recognizing revenue for XIAFLEX product shipments at the time of delivery of XIAFLEX to the Company’s U.S. customers, which are primarily a limited number of wholesalers, specialty pharmacies and specialty distributors who ship the product on an as needed basis to individual healthcare providers. In contrast, prior to 2011 the recognition of revenue and related product costs for XIAFLEX product shipments was deferred until those wholesalers, specialty pharmacies and specialty distributors shipped product to physicians for administration to patients because the Company could not initially assess the flow of XIAFLEX through its distribution channel as it was new to the marketplace. As a result of this change in revenue recognition, net revenues for the year ended December 31, 2011 include a benefit of $1,804 (representing revenue previously deferred, net of allowances of $59) and the net loss for the year ended December 31, 2011 includes a benefit of $1,743, or $0.04 per share (representing the net revenue benefit partially offset by the related cost of goods sold).

Collaboration and out-license agreements—

International contract revenues shown in the above table represent the amortization of deferred up-front, milestone payments and royalty payments previously received under the collaboration and out-licensing agreements. These agreements contain multiple elements. The Company evaluates all deliverables within an arrangement to determine whether or not each deliverable has stand-alone value to its partners. Based on this evaluation, deliverables are separated into units of accounting. Several deliverables may be combined into a single unit of accounting in order to establish stand-alone value. Arrangement consideration is allocated to each unit of accounting based on estimated selling price. For units of accounting for which delivery has been made and there is no further performance obligations, revenue is recognized when the related consideration is fixed and determinable and collectability is reasonably assured. Where the Company has continuing performance obligations, revenue is recognized over the performance period. In the case of license, development and marketing deliverables, such deliverables are normally combined into a single unit of accounting. The related consideration is recognized as revenue over the term of the arrangement. In addition, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected period of the arrangement during which continuing performance obligations exist. If the estimated term of the arrangement changes, a cumulative catch-up adjustment on the date of such change is recorded under the contingency-adjusted performance model of accounting in order to reflect the revised contract term.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

As part of the Pfizer Agreement, the Company received up front and milestone cash payments from Pfizer. The agreement with the Company’s licensor for XIAFLEX, BioSpecifics, required that the Company pay a portion of this amount to them. These amounts were recorded as deferred revenues and deferred costs, respectively, on the Company’s balance sheet at the time paid and the Company was required under U.S. generally accepted accounting principles (“GAAP”) to amortize the deferred revenues and deferred costs into its income statement over the course of the Pfizer collaboration agreement. The Company originally estimated that the life of the Pfizer Agreement would be 20 years. When the agreement to mutually terminate the collaboration was reached, with a termination date of April 24, 2013, the balance of the deferred revenues and costs that existed at that time on the Company’s balance sheet was required to be adjusted to record the cumulative impact of the revised, shorter life of the agreement.

At September 30, 2012 the balance of deferred revenues related to the Pfizer Agreement was $103,404 and the balance of the deferred costs was $9,311. In the fourth quarter of 2012 the Company recorded $93,601 in revenue and $8,429 in cost of goods sold as the amortization of these deferred revenues and costs, respectively. Had the Company not reached agreement with Pfizer to mutually terminate the Pfizer Agreement, it would have recognized $1,593 and $143 of revenue and costs, respectively. Therefore, the impact of this change in estimate of the life of the Pfizer Agreement was an increase in 2012 revenues of $92,008, cost of goods sold of $8,285 and net income of $83,723, or $1.70 per share, fully diluted (representing the incremental $92,008 in deferred revenues less the incremental $8,285 in deferred costs). The remaining deferred revenue and deferred cost balances of $9,803 and $883, respectively, were amortized into the Company’s income statement in 2013.

In addition, in the case of contingent consideration related to this single unit of accounting is earned during the performance period, the Company will record as revenue a cumulative catch-up adjustment on the date the contingent consideration is earned for the period of time since contract commencement through the date the milestone.

Customer concentration—

The following individual customers each accounted for at least 10% of total product shipments for any of the respective periods:

	Years Ended
	December 31,
	2013	2012	2011
AmerisourceBergen Corporation	29%	23%	23%
Cardinal Health, Inc.	25%	34%	35%
McKesson Corporaton	27%	34%	33%

	81%	91%	91%

(f) Cash Equivalents, Short-term and Long-term Investments

Investments classified as Cash equivalents, Short-term investments and Long-term investments are considered to be “available for sale”. Cash equivalents include only securities having a maturity of

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(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

three months or less at the time of purchase. These investments are carried at fair value and unrealized gains and losses on them are recorded as a separate component of Stockholders’ equity in Accumulated other comprehensive loss. All realized gains and losses on these investments are recognized in results of operations.

(g) Accounts Receivable

Accounts receivable, trade consist of amounts due from wholesalers for the purchase of products. Ongoing credit evaluations of customers are performed and collateral is generally not required.

Accounts receivable, trade are net of allowances for cash discounts, actual returns and bad debts of $2,985 and $1,384 at December 31, 2013 and 2012, respectively.

The following individual customers each accounted for at least 10% of accounts receivable, trade on either of the respective dates:

	December 31,
	2013	2012
AmerisourceBergen Corporation	47%	35%
Cardinal Health, Inc.	15%	23%
McKesson Corporaton	24%	34%

	86%	92%

(h) Inventories

The Company operates production facilities for XIAFLEX and TESTOPEL. All other products are supplied to the Company under agreements with various contract manufacturers. Inventories are stated at the lower of cost or market using the first-in, first-out method. Inventory costs for the Company’s internal manufacturing operations assume full absorption of direct and indirect manufacturing costs and normal capacity utilization. Excess or idle capacity costs, resulting from the plant utilization below normal capacity, if incurred, are recognized as Cost of goods sold in the period incurred. To date, there have been no excess or idle capacity charges.

Inventory costs are based on the Company’s judgment of net realizable value considering probable future commercial use and net realizable value. Inventories produced prior to approval are expensed unless management believes it is probable that the inventory will be salable. The Company continually evaluates and provides reserves for inventory on hand that is in excess of expected future demand or that is not expected to meet approved or anticipated specifications. Inventories expected to be utilized in the next 12-month period are classified as current, and inventories expected to be utilized beyond that period are classified as non-current. In determining the classification of inventory, the Company considers a number of factors, including historical sales experience and trends, wholesaler inventory levels, estimates of future sales growth and forecasts of demand provided by the Company’s collaboration partners.

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(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

(i) Concentration of Supply

The Company has limited sources of supply for raw materials for its products. The Company attempts to mitigate the risk of supply interruption by maintaining adequate safety stock of raw materials and by scheduling production runs to create safety stock of finished goods. The Company evaluates secondary sources of supply for all its raw materials and finished goods. The Company does not have any long-term minimum commitments for finished goods production or raw materials (see Note 14).

(j) Property and Equipment

Property and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred, and costs of improvements are capitalized. Depreciation is recognized using the straight-line method based on the estimated useful life of the related assets. Amortization of leasehold improvements is recognized using the straight-line method based on the shorter of the estimated useful life of the related assets or the remaining lease term.

(k) Valuation of Long-Lived Assets and Goodwill

Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or its useful life has declined, the Company assesses the impairment of long-lived assets for potential impairment or it’s remaining useful life. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill is tested annually or more frequently if changes in circumstance or the occurrence of events suggests impairment may exist. To determine if there is goodwill impairment, the fair value of the reporting unit is compared to its carrying amount. If the fair value of a reporting unit is less than its carrying amount, an impairment loss is recorded to the extent that the fair value of the goodwill is less than the carrying amount of the goodwill. In the Company’s specific circumstances, the balance of Goodwill has been assigned to the Company’s single reporting unit, which is the single operating segment by which the chief decision maker manages the Company. For purposes of assessing the impairment of goodwill, the Company has selected the date of November 30 for its annual testing and uses its market capitalization as an input to its determination of fair value.

Included in Other assets as of December 31, 2013 and 2012 is the unamortized balance of the license agreement payment to BioSpecifics, associated with the up-front and milestone payments received under the out-licensing agreements with Actelion, Asahi Kasei, and, for 2012, Pfizer (see Note 10). These payments are being amortized over the estimated life of the related agreement. In addition, as discussed Note 2(e) above and Note 10, the Company recorded in 2012 a change in estimate of the Pfizer Agreement deferred cost to reflect its revised term.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

(l) Contingent Consideration

Contingent consideration was recorded on the balance sheet at the acquisition date fair value based on the consideration expected to be transferred, discounted to present value of such payments. The discount rate is determined at the time of measurement in accordance with accepted valuation methods. Each period thereafter, the fair value of contingent consideration is remeasured at the estimated fair value at each reporting period with the change in fair value recognized as income or expense in operating income. Increases or decreases in fair value of contingent consideration can result from updates to assumptions such as the expected timing or probability of achieving the specified milestones, changes in projected revenues and related royalty payments or changes in discount rates. Significant judgment is employed in determining these assumptions as of the acquisition date and for each subsequent period. Updates to assumptions could have a significant impact on Company’s results of operations in any given period. Actual results may differ from estimates.

(m) Research and Development Costs

Research and development costs include salaries and related expenses for development personnel and fees and costs paid to external service providers. These costs also include certain costs of operation of the Horsham manufacturing facilities for development of a larger scale manufacturing process and other projects. Costs of external service providers include both clinical trial costs and the costs associated with non-clinical support activities such as toxicology testing, manufacturing process development and regulatory affairs. External service providers include contract research organizations, contract manufacturers, toxicology laboratories, physician investigators and academic collaborators. Research and development costs, including the cost of product licenses prior to regulatory approval, are charged to expense as incurred.

(n) Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period such tax rate changes are enacted. Interest and penalties related to uncertain tax positions are classified as income tax expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

(o) Stock-Based Compensation

The Company measures the compensation costs for all share-based awards made to the Company’s employees and directors, including stock options and employee stock purchases under the Company’s employee stock purchase plan, based on fair values on the date of grant. The fair value of stock options is estimated using the Black-Scholes option-pricing model. Pre-vesting forfeitures are estimated in the determination of total stock-based compensation cost based on Company experience. The value of the portion of the award that is ultimately expected to vest is expensed ratably over the requisite service period as compensation expense in the consolidated statement of operations. For awards that limit performance requirements to continuing service, the Company uses the straight-line method to amortize compensation cost for the full award to expense over their vesting period. For awards with other performance requirements, the graded vesting method of amortization is utilized under which the cost of each vesting tranche of an award is amortized to expense over the period from grant to vesting date.

(p) Comprehensive Income (Loss)

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company’s comprehensive income (loss) is presented in Consolidated Statements of Comprehensive Income (Loss).

(q) Net Income (Loss) Per Common Share

Basic income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share is computed based on the weighted average number of common shares outstanding and, if there is net income during the period, the dilutive impact of common stock equivalents outstanding during the period. Common stock equivalents are measured using the treasury stock method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

The following is a reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted income per common share.

	Years Ended December 31,
Basic income (loss) per share:	2013	2012	2011
Numerator:
Net income (loss)	$(18,065)	$85,944	$(32,916)

Denominator:
Weighted-average common shares outstanding	49,369,405	48,802,870	47,913,012
Weighted-average unvested restricted common shares subject to forfeitureshares	31,681	32,641	26,340

Shares used in calculating basic net income (loss) per common share	49,337,724	48,770,229	47,886,672

Basic net income (loss) per common share	$(0.37)	$1.76	$(0.69)

	Years Ended December 31,
Diluted income (loss) per share:	2013	2012	2011
Numerator:
Net income (loss)	$(18,065)	$85,944	$(32,916)

Denominator:
Weighted-average common shares outstanding	49,369,405	48,802,870	47,913,012
Weighted-average unvested restricted common shares subject to forfeitureshares	31,681	32,641	26,340
Incremental shares from assumed conversions of stock compensations plans	0	507,341	0

Shares used in calculating diluted net income (loss) per common share	49,337,724	49,277,570	47,886,672

Diluted net income (loss) per common share	$(0.37)	$1.74	$(0.69)

Diluted net income per common share is computed giving effect to all potentially dilutive securities. The potentially dilutive shares include outstanding stock options and awards, outstanding warrants, and incremental shares issuable upon conversion of the 2018 Convertible Notes (See Note 13, Senior Convertible Notes). The following weighted-average number of stock options and awards were antidilutive and, therefore, excluded from the computation of diluted net income per common share for the year ended December 31, 2013, 2012 and 2011: 6,488,298; 5,983,597 and 5,180,266, respectively.

The Company has 1,250,000 warrants outstanding issued in connection with the acquisition of Actient as discussed in Note (3) and 14,481,950 warrants sold in connection with the issuance of convertible debt as discussed in Note (13). The warrants are not considered in calculating the total dilutive weighted average shares outstanding until the price of the Company’s common stock exceeds the strike price of the warrants. When the market price of the Company’s common stock exceeds the strike price of the warrants, the effect of the additional shares that may be issued upon exercise of the warrants will be included in total dilutive weighted average shares outstanding using the treasury stock method if the impact of their inclusion is dilutive.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

It is the current intent and policy of the Company to settle conversions of the 2018 Convertible Notes through combination settlement, which involves repayment of the principal amount in cash and any excess of the conversion value over the principle amount (the “conversion spread”) in shares of common stock. Therefore, only the impact of the conversion spread will be included in total dilutive weighted average shares outstanding using the treasury stock method. As such, the 2018 Convertible Notes will have no impact on diluted per share results until the price of the Company’s common stock exceeds the conversion price.

The call options to purchase the Company’s common stock, which were purchased to hedge against potential dilution upon conversion of the 2018 Convertible Notes, as discussed in Note (13), are not considered in calculating the total dilutive weighted average shares outstanding, as their effect would be anti-dilutive. Upon exercise, the call options will mitigate the dilutive effect of the 2018 Convertible Notes.

(r) Segment Information

The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or separate business entities with respect to any of its product candidates. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas and does not have separately reportable segments.

(s) Advertising Costs

Advertising costs, included in selling, general and administrative expenses, are charged to expense as incurred. Advertising expenses for the years ended December 31, 2013, 2012 and 2011 were $10,746, $16,877, and $17,669, respectively.

(t) Reclassifications

Certain reclassifications of prior years’ data have been made to conform to the current year presentation.

(u) New Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) on income taxes, which provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. This guidance is effective for the Company beginning January 1, 2014. The Company does not anticipate the adoption of this guidance will have a material effect on its consolidated financial statements.

In February 2013, the FASB issued an ASU on reporting of amounts reclassified out of accumulated other comprehensive income. This guidance, which is effective for fiscal years beginning

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(In thousands, except share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

after December 15, 2012, requires companies to provide information about amounts reclassified out of accumulated other comprehensive income by component (the respective line items of the income statement). The Company adopted this guidance as of January 1, 2013 and its adoption did not have a material effect on the Company’s consolidated financial statements.

In December 2011, the FASB issued an amendment to the accounting guidance on disclosures about offsetting assets and liabilities. The guidance requires an entity to disclose both gross and net information about financial instruments and derivative instruments that are eligible for offset in the consolidated balance sheet or subject to an enforceable master netting arrangement or similar agreement. In January 2013, the FASB clarified that this guidance applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the accounting guidance or subject to a master netting arrangement or similar agreement. The guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company adopted this guidance as of January 1, 2013 and its adoption did not have a material effect on the Company’s consolidated financial statements.

(3) Business Acquisitions

(a) Actient

The Company completed the acquisition of Actient on April 26, 2013 to expand its specialty therapeutic offerings and expects to benefit from greater leverage in its commercial infrastructure and significant cross-selling opportunities. The total consideration for Actient included base cash consideration of $585,000 plus adjustments for working capital and cash acquired, contingent consideration based on future sales of certain acquired products, and the issuance of 1,250,000 warrants to purchase the Company common stock. The Company funded the cash payments with cash on hand and a $225,000 senior secured term loan (the “Term Loan”) (see Note 12).

The following table summarizes the fair value of the total consideration at April 26, 2013:

Total Acquisition- Date Fair value
Base cash consideration	$585,000
Cash and working capital adjustment	14,863
Contingent consideration	40,969
Warrants	12,000

Total consideration	652,832
Consideration representing compensation	(8,309)

Consideration assigned to net assets acquired	$644,523

The above consideration representing compensation is the amount payable to former management of Actient upon completion of their retention period with the Company. This amount was amortized to expense by the Company as compensation cost over such retention period which ended during 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(3) Business Acquisitions (Continued)

The above contingent consideration represents a risk adjusted net present value relating to the following cash payments on achievement of the following sales milestones for Actient urology products as defined in the purchase agreement:

•	$15 million if cumulative net sales of Actient’s urology products from and after the closing equal $150 million;

•	$10 million if cumulative net sales of Actient’s urology products during the twelve-month period commencing May 1, 2013 exceed $150 million; and

•	$25 million if cumulative net sales of Actient’s urology products during the twenty four month-period commencing May 1, 2013 exceed $300 million.

The warrants issued in the acquisition have a strike price of $17.80 and a 10 year life. The fair value assigned to the warrants was determined using the Black-Scholes valuation model, applying an expected term of 10 years equal to the life of the warrants, the Company’s historical volatility of 50% as the expected volatility, a 10 year risk-free interest of 1.70% and an expected zero percent dividend yield. In accordance with governing accounting guidance, the Company concluded that the warrants were indexed to our stock and therefore they have been classified as an equity instrument.

The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded at fair value, with the remaining purchase price recorded as goodwill.

As of December 31, 2013, except for certain tax matters, the Company has finalized the valuation of the acquired assets and liabilities of Actient. These fair values included in the balance sheet as of December 31, 2013 are based on the best estimates of management. The completion and filing of federal and state tax returns for the various purchased entities of Actient may result in adjustments to the carrying value of Actient’s assets and liabilities. Any adjustments to the preliminary fair values will

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(3) Business Acquisitions (Continued)

be made as soon as practicable but no later than one year from the April 26, 2013 acquisition date. The following table summarizes the estimated fair values of the net assets acquired.

	Amounts Recognized as of Acquisition Date (as previously reported)(a)	Measurement Period Adjustments(b)	Amounts Recognized as of December 31,2013 (as adjusted)
Cash	$11,514	$—	$11,514
Accounts recievable, trade	25,631	(120)	25,511
Inventory	21,704	—	21,704
Prepaid expenses and other current assets	4,061	(488)	3,573
Property and equipment	3,028	(652)	2,376
Purchased intangibles	667,000	—	667,000
Goodwill	113,369	(9,223)	104,146
Other long-term assets	6,116	(768)	5,348

Total assets acquired	852,423	(11,251)	841,172
Contingent consideration assumed	(72,900)	(8,785)	(81,685)
Other liabilities assumed	(27,306)	1,305	(26,001)
Deferred tax liabilities	(104,537)	15,574	(88,963)

Total net assets acquired	$647,680	$(3,157)	$644,523

(a)	As previously reported in the Company’s Quarterly Report on Form 10Q for the quarter ended June 30, 2013.
(b)	The measurement period adjustments primarily reflect revisions of the fair value of the contingent consideration, the valuation of deferred tax liabilities and and the residual amount assignable to goodwill.

As discussed in Note 11, the deferred tax liabilities as shown in the table above will serve as reversible temporary differences that give rise to future taxable income and, therefore, they serve as a source of income that permits the recognition of certain existing deferred tax assets of the Company. As a result the valuation period adjustments of these amounts, the Company revised its original estimates of the associated tax benefit. The resulting revisions of tax benefits and the net income reported for the quarters ended June 30 and September 30, 2013 are presented in Note 18.

The purchased intangibles represent acquired product rights. The costs of these purchased product rights are being amortized to income on a straight-line basis over the below disclosed estimated lives and are tested for impairment whenever events or circumstances indicate that the carrying amount may

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(3) Business Acquisitions (Continued)

not be recovered. The following is a summary of the fair value assigned to the product rights acquired and the amortization period assigned to these rights.

	Fair value	Estimated life in years
TESTOPEL	$491,000	12
Edex	70,000	11
Timm Medical	23,000	10
Striant	8,000	10
Theo-24	39,000	9
Semprex-D	32,000	10
Other products	4,000	2

Total	$667,000

The contingent consideration assumed is earn-out consideration relating to acquisitions that were previously undertaken by Actient and principally represent royalties on future sales of certain Actient products. Of the amount shown in the above summary of net assets, $60,848 and $15,752 represent royalties payable on future sales of TESTOPEL and Edex, respectively. The TESTOPEL obligation is a 12% royalty payable on net sales of TESTOPEL through December 31, 2017, at which time such royalty obligation ceases. The Edex obligation is a 15% royalty payable on annual net sales in excess of $20,000. The Edex obligation will cease upon a generic market launch of a competitive product. The remaining amount of contingent consideration represent 6% to 15% royalty obligations on various Actient products, of which approximately $4,000 of such royalty obligation ceased in July 2013 and were paid, and certain milestone obligations associated with the Company launch of implantable TRT products defined in Actient’s purchase agreements.

The difference between the total consideration and the fair value of the net assets acquired was recorded to Goodwill in the Consolidated balance sheet. This goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed, principally representing the tax attributes of the acquisition and certain operational synergies. Approximately $430,000 of the intangibles and Goodwill are expected to be deductible for tax purposes.

In accordance with the relevant accounting guidance, goodwill is not amortized. However, it must be assessed for impairment using fair value measurement techniques on an annual basis or more frequently if facts and circumstances warrant such a review. The balance of Goodwill has been assigned to the Company’s single reporting unit, which is the single operating segment by which the chief decision maker manages the Company. For purposes of assessing the impairment of goodwill, the Company uses its market capitalization as an input to its determination of fair value. If the carrying amount of the net assets of the Company exceeds the fair value, then a goodwill impairment test is performed to measure the amount of the impairment loss, if any.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(3) Business Acquisitions (Continued)

The operating results of Actient are reported in the Company’s financial statements beginning on April 26, 2013. The following table provides pro forma results of operations for 2013 and 2012, as if Actient had been acquired as of January 1, 2012, and both the initial Term Loan borrowing of $225,000, and the 2018 Convertible Notes, used to fund the transaction had also occurred on January 1, 2012. The pro forma results include certain purchase accounting adjustments such as the estimated changes in depreciation and amortization expense on the acquired tangible and intangible assets. However, pro forma results do not include any anticipated cost savings or other effects of the integration of Actient. Accordingly, such amounts are not necessarily indicative of the results if the acquisition had occurred on the dates indicated or which may occur in the future.

	Unaudited pro forma consolidated results
	Year ended December 31,
	2013	2012
Net revenues	$449,854	$510,165
Net income (loss) attributable to the Company	$(71,544)	$41,948
Net income (loss) per common share-
Basic	$(1.45)	$0.86
Diluted	$(1.45)	$0.85

(b) STENDRA

On October 10, 2013, the Company and VIVUS entered into a license and commercialization agreement (the “STENDRA License Agreement”) and commercial supply agreement (the “STENDRA Supply Agreement”). Under the STENDRA License Agreement, the Company was granted the exclusive right to commercialize VIVUS’s pharmaceutical product STENDRA for the treatment of any urological disease or condition in humans, including male erectile dysfunction, in the US and Canada and their respective territories (the “STENDRA Territory”). The Company paid to VIVUS a one-time license fee of $30,000 and $2,144 reimbursement of certain expenditures previously incurred. As discussed below, the STENDRA License Agreement also provides for a regulatory milestone payment and sales-based royalty and milestones payments to be made by the Company. Subject to each party’s termination rights, the STENDRA License Agreement will remain in effect until the later of, on a country by country basis, (i) 10 years from the date STENDRA launches in such country, and (ii) the expiration of the last to expire patent covering the Product in such country. Upon the expiration of the term of the STENDRA License Agreement, the license grant by VIVUS to the Company will become fully paid-up, royalty-free, perpetual and irrevocable.

Under the STENDRA Supply Agreement, VIVUS will be the exclusive supplier to the Company for STENDRA under the terms of the STENDRA License Agreement. Under the STENDRA Supply Agreement, VIVUS transferred certain of its inventory of STENDRA to the Company at no charge to be used solely for sampling purposes. The Company will pay to VIVUS its manufacturing cost plus a certain percentage mark up for each unit of STENDRA. Subject to each party’s termination rights, the term of the STENDRA Supply Agreement will remain until December 31, 2018. At a time selected by the Company, but no later than the third anniversary of the effective date of the STENDRA License Agreement, the Company may elect to transfer control of the supply chain for STENDRA to itself or its designee (the “Supply Chain Transfer”). The STENDRA Supply Agreement will automatically terminate upon the completion of the Supply Chain Transfer. A summary of certain terms of the STENDRA Supply Agreement is provided below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(3) Business Acquisitions (Continued)

These agreements were accounted for as a business combination under the acquisition method of accounting. Accordingly, the assets acquired under the STENDRA License Agreement and the related STENDRA Supply Agreement were recorded at fair value. The valuation of consideration and the assets acquired was completed as of December 31, 2013. The following table summarizes the fair value of the total consideration and the estimated fair values of the net assets acquired at October 10, 2013.

Total Acquisition- Date Fair value
Consideration:
Base cash consideration	$32,144
Contingent consideration	96,356

Total consideration allocated to net assets acquired	$128,500

Assets acquired:
Sample inventory	$1,060
STENDRA product rights	127,440

Total assets acquired	$128,500

STENDRA product rights are being amortized to income on a straight-line basis over a seven year estimated life. The unamortized cost of this asset is tested for impairment whenever events or circumstances indicate that the carrying amount may not be recovered. The STENDRA sample inventory is being expensed as used.

The above contingent consideration represents a risk adjusted net present value relating to the following cash payments on achievement of the following milestones and royalty payments as defined in the STENDRA License Agreement:

•	$15,000 regulatory milestone payment to VIVUS if the FDA approves the STENDRA label expansion discussed below;

•	$255,000 in potential milestone payments to VIVUS based on the achievement of certain net sales targets by the Company; and

•	royalty payments to VIVUS based on tiered percentages of the aggregate annual net sales of the Product in the Territory on a quarterly basis.

VIVUS will be responsible for conducting any post-regulatory approval studies that are required by the FDA. The costs of conducting such studies shall be shared equally, up to a maximum additional aggregate payment by the Company of $1,856, and once such maximum is reached, VIVUS will be solely responsible for such costs. Any additional post-regulatory approval studies that the Company determines to conduct with respect to the Product will be conducted by the Company at its sole expense. At VIVUS’s sole cost and expense, VIVUS shall be responsible for preparing and filing with the FDA the appropriate documents to obtain a label expansion for the Product referencing a specific

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(3) Business Acquisitions (Continued)

time of onset. VIVUS shall use its commercially reasonable efforts to obtain approval of such label expansion filing. The Company will be solely responsible for commercializing STENDRA in the STENDRA Territory during the term of the STENDRA License Agreement, subject to its annual marketing plans, and will be solely responsible for all costs and expenses associated with such commercialization activities.

The Company will make royalty payments to VIVUS based on tiered percentages of the aggregate annual net sales of STENDRA in the STENDRA Territory on a quarterly basis. The percentage of the Company’s aggregate annual net sales to be paid to VIVUS increases in accordance with the achievement of specified thresholds of aggregate annual net sales of the Product in the Territory. At the lowest tier, the royalty payable is in the range of 5% to 10% and, at the highest tier, the royalty payable is in the range of 15% to 20%. If the Company’s net sales of STENDRA in a country are reduced by certain amounts following the entry of a generic product to the market, royalty payments will be reduced by an amount that will be a function of the degree to which the VIVUS and the Company agree the market for STENDRA has been reduced. The Company may also make royalty payments and, if a certain annual sales threshold is met, a milestone payment to VIVUS in satisfaction of VIVUS’s payment obligations to Mitsubishi Tanabe Pharma Corporation (“MTPC”) set forth in an agreement between MTPC and VIVUS, as amended, pursuant to which MTPC granted VIVUS certain intellectual property rights relating to the Product in exchange for certain royalty and milestone payments to MTPC. Should any royalties be payable to MTPC, they will be in a range of 4% to 7%. The maximum amount payable for the future milestone (assuming there are no sales anywhere outside of the United States) is $6,000 and is payable only if annual sales exceed a certain threshold.

STENDRA Commercial Supply—

Under the STENDRA Supply Agreement, VIVUS will manufacture STENDRA, directly or through one or more third party subcontractors. VIVUS currently obtains STENDRA solely from MTPC and will continue to obtain product supply solely from MTPC (who will have an obligation to supply VIVUS until June 30, 2015) unless and until VIVUS qualifies with the FDA a third party manufacturer who is able to manufacture STENDRA in accordance with required specifications and applicable laws. The Company will purchase all of its requirements for the Product from VIVUS, subject to the supply chain transfer described above. For 2015 and each subsequent year during the term, should the Company fail to purchase an agreed minimum amount of the Product from VIVUS, it will reimburse VIVUS for the shortfall as it relates to VIVUS’s out-of-pocket costs to acquire certain raw materials needed to manufacture STENDRA.

On a pro forma basis assuming the Company had acquired STENDRA as of the April 27, 2012 (the date of its FDA approval), the Company would have recorded additional expenses for the accretion of contingent consideration and amortization of STENDRA product rights amounting to $25,440 and $19,937 for the year ended December 31, 2013 and 2012, respectively.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(4) Merger, Transition and Restructuring Costs

As discussed in Note (2), $8,309 of the Actient purchase consideration represents compensation payable to former Actient management upon completion of their retention period with the Company. This amount was recorded as a prepaid asset as of the date of the acquisition and was amortized to expense as compensation cost in selling, general and administrative expenses over such retention period which ended in 2013. As of December 31, 2013, all of this merger consideration has been expensed.

In connection with the acquisition of Actient, the Company undertook actions to realign its sales, sales support, and management activities and staffing which included severance benefits to former Actient employees. For former Actient employees that have agreed to continue employment with the Company for a merger transition period, the severance payable upon completion of their retention period is being expensed in selling, general and administrative expenses over their respective retention period. All severance obligations are expected to amount to $6,060, of which $5,584 has been expensed and $2,267 had been paid during 2013. These actions are expected to be completed by March 31, 2014.

The Company incurred a total of $15,714 in transaction and integration costs to complete its 2013 business acquisitions, of which $15,489 is included in selling, general and administrative expenses and $225 is included in cost of goods sold.

(5) Fair Value Measurement

As of December 31, 2013, the Company held certain investments that are required to be measured at fair value on a recurring basis. The following tables present the Company’s fair value hierarchy for these financial assets as of December 31, 2013 and 2012:

	December 31, 2013
	Fair Value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$47,749	$47,749	$0	$0
Short-term investments	23,437	8,430	15,007	0

Total financial assets	$71,186	$56,179	$15,007	—

Liabilities
Contingent consideration	$218,644	$0	$0	$218,644

	December 31, 2012
	Fair Value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$35,857	$35,857	$0	$0
Short-term investments	121,573	31,459	90,114	0
Long-term investments:
Auction rate securities	1,442	0	0	1,442

Total financial assets	$158,872	$67,316	$90,114	$1,442

Liabilities
Contingent consideration	$0	$0	$0	$0

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(5) Fair Value Measurement (Continued)

Financial assets

The Company considers its short-term investments to be “available for sale” and accordingly classifies them as current, as management can sell these investments at any time at their option. The cost basis of short-term investments held at September 30, 2013 approximated the fair value of these securities. Related unrealized gains and losses are recorded as a component of accumulated other comprehensive income (loss) in the equity section of the accompanying balance sheet. The amount of unrealized loss on short-term investments amounted to $250 as of December 31, 2013.

Fair value for Level 1 is based on quoted market prices. Fair value for Level 2 is based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets. Inputs are obtained from various sources including market participants, dealers and brokers. The securities classified as Level 3 are auction rate securities that are not actively traded. The Company determined the fair value of these securities based on a discounted cash flow model which incorporated a discount period, coupon rate, liquidity discount and coupon history. In determining the fair value, the Company also considered the rating of the securities by investment rating agencies and whether the securities were backed by the United States government.

The following table summarizes the changes in the financial assets measured at fair value using Level 3 inputs for the years ended December 31, 2013 and 2012 (in thousands):

	Years ended December 31,
Long -term investments	2013	2012
Beginning balance	$1,442	$2,371
Transfers into Level 3	0	0
Redemption of securities by issurer	(1,528)	(1,100)
Unrealized gain- included in other comprehensive income	86	171

Ending balance	$0	$1,442

Total realized loss on sale of securities included in Investment income (loss), netfor the period	$(72)	$0

Long-term investments at December 31, 2012 consisted of auction-rate securities (“ARS”) with original maturities ranging up to 40 years. ARS have interest reset dates of 28 or 35 days. The reset date is the date in which the underlying interest rate is revised based on a Dutch auction and the underlying security may be sold. Since February 2008, the auctions for these securities have failed. Since the Company is unable to predict when the market for these securities will recover, these investments are classified as long-term. These investments are carried at fair value which was below cost. The unrealized loss on these investments at December 31, 2012 was included in Accumulated other comprehensive loss since the Company had concluded that such losses are temporary in nature. In 2013, the Company sold these assets at a loss of $72.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(5) Fair Value Measurement (Continued)

There were no transfers between Level 1 and 2 during the years ended December 31, 2013 and 2012.

Contingent consideration

The Level 3 liability is contingent consideration related to the acquisition of Actient and STENDRA described in Note 3. The range of the undiscounted amounts of contingent consideration ultimately payable is principally dependent on future sales of the products acquired. Fair value is determined based on assumptions and projections relevant to revenues and discounted cash flow model using a risk-adjusted discount rate of 14% and 18% for Actient and STENDRA, respectively. Assumptions include the expected value of royalties and milestone payments due on estimated settlement dates, volatility of product supply, demand and prices, and the Company’s cost of money. The Company assesses these assumptions on an ongoing basis as additional information impacting the assumptions is obtained. A 1% change in this discount rate would have a $4.5 million change in the contingent consideration liability. Changes in the fair value of contingent consideration related to the updated assumptions and estimates are recognized in the consolidated statements of operations.

The table below provides a roll forward of the fair value of contingent consideration since the Actient and STENDRA acquisition dates.

Contingent consideration	Actient	STENDRA	Total
Fair value at date of Actient acquisition, April 26, 2013	$122,654		$122,654
Fair value at date of STENDRA acquisition, October 10, 2013		$96,356	96,356
Change in contingent consideration charged to operations	9,552	1,844	11,396
Payments of contingent consideration	(11,762)	0	(11,762)

Ending balance, December 31, 2013	$120,444	$98,200	$218,644

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(6) Cash, Cash Equivalents and Short-term Investments

Cash and cash equivalents include only securities having a maturity of three months or less at the time of purchase. At December 31, 2013 and 2012, the composition and duration of cash, cash equivalents and short-term investments was as follows:

	December 31, 2013
	Fair value	Duration of one year or less	Duration of one year to two years
Cash and cash equilvalents:
Demand deposits	$29,822	$29,822	$0
Money market accounts	17,927	17,927	0

	$47,749	$47,749	$0

Short-term investments:
U.S. Treasury securities	$8,430	$6,928	$1,502
Commercial paper	3,200	3,200	0
Corporate notes	8,738	7,891	847
U.S. government agency obligations	3,069	2,287	782

	$23,437	$20,306	$3,131

	December 31, 2012
	Fair value	Duration of one year or less	Duration of one year to two years
Cash and cash equilvalents:
Demand deposits	$980	$980	$0
Money market accounts	34,877	34,877	0

	$35,857	$35,857	$0

Short-term investments:
U.S. Treasury securities	$31,459	$23,360	$8,099
Commercial paper	39,185	39,185	0
Corporate notes	23,040	22,558	482
U.S. government agency obligations	26,489	24,214	2,275
Certificate of deposit	1,400	1,400	0

	$121,573	$110,717	$10,856

The Company considers its short-term investments to be “available for sale” and accordingly classifies them as current, as management can sell these investments at any time at their option. The cost basis of short-term investments held at December 31, 2013 and 2012 approximated the fair value of these securities. Related unrealized gains and losses are recorded as a component of Accumulated other comprehensive income loss in the equity section of the accompanying balance sheet. The amount of unrealized loss on short-term investments amounted to $250 and $197 as of December 31, 2013 and 2012.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(7) Inventories

Inventories consist of the following:

	December 31,
	2013	2012
Raw materials	$6,680	$8,183
Work-in-process	71,890	53,037
Finished goods	18,489	10,611

	97,059	71,831
Inventories, current	42,498	22,134

Inventories, non-current	$54,561	$49,697

(8) Property and Equipment

Property and equipment consists of the following:

	Estimated useful life	December 31,
		2013	2012
Office furniture, computer equipment and software	3 to 5 years	$22,017	$20,565
Manufacturing equipment	3 to 10 years	7,270	5,996
Laboratory equipment	7 years	8,556	8,062
Leasehold improvements	lease term	22,895	17,824

		60,738	52,447
Less accumulated depreciation and amortization		(30,510)	(30,833)

		30,228	21,614
Construction-in-progress		5,042	7,606

		$ 35,270	$29,220

Depreciation expense was $9,180, $9,165, and $6,957 for the years ended December 31, 2013, 2012 and 2011, respectively.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(9) Intangible assets

Intangible assets as of December 31, 2013 represent the product rights received in the Actient and STENDRA acquisitions described in Note (3). The accumulated amortization as of December 31, 2013 and the amortization expense for the year ended December 31, 2013 of these assets amounted to $44,988. Future estimated amortization expense related to these purchased intangibles for the next five years is expected to be as follows.

Years ending December 31,	Amortization expense
2014	$78,547
2015	77,186
2016	76,547
2017	76,547
2018	76,547

(10) Collaboration and License Agreements

(a) BioSpecifics

In June 2004, the Company entered into a development and license agreement with BioSpecifics and amended such agreement in May 2005, December 2005, December 2008 and August 2011 (the “BioSpecifics Agreement”). Under the BioSpecifics Agreement, the Company was granted exclusive worldwide rights to develop, market and sell certain products containing BioSpecifics’s enzyme XIAFLEX. The Company’s licensed rights concern the development and commercialization of products, other than dermal formulations labeled for topical administration, and currently, the Company’s licensed rights cover the indications of Dupuytren’s, Peyronie’s, Frozen Shoulder syndrome and cellulite. The Company may further expand the BioSpecifics Agreement, at its option, to cover other indications as they are developed by the Company or BioSpecifics.

The BioSpecifics Agreement extends, on a country-by-country and product-by-product basis, for the longer of the patent life, the expiration of any regulatory exclusivity period or 12 years. Either party may terminate the BioSpecifics Agreement as a result of the other party’s breach or bankruptcy. The Company may terminate the BioSpecifics Agreement with 90 days written notice.

The Company is responsible, at its own cost and expense, for developing the formulation and finished dosage form of products and arranging for the clinical supply of products.

The Company must pay BioSpecifics on a country-by-country and product-by-product basis a specified percentage within a range of 5% to 15% of net sales for products covered by the BioSpecifics Agreement. This royalty applies to net sales of the Company or its sublicensees, including Actelion, Asahi Kasei, Pfizer and Sobi. Under the December 2008 amendment to the license with BioSpecifics, which became effective upon execution of the Pfizer Agreement, the Company has paid BioSpecifics 8.5% of the up-front and regulatory milestone payments received from Pfizer. The Company will also owe BioSpecifics 8.5% of any future regulatory or commercial milestone payments received from Sobi (or any successor or subsequent licensee). In addition, the Company has paid BioSpecifics 5.0% of the payments received from Actelion and Asahi Kasei during 2012 and 2011 and will owe BioSpecifics a specified percentage within a range of 5% to 15%, dependent on the licensed indication, of any future

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(10) Collaboration and License Agreements (Continued)

regulatory or commercial milestone payments received from Actelion and Asahi Kasei. In addition, the Company must pay BioSpecifics an amount equal to a specified mark-up on the cost of goods related to supply of XIAFLEX (which mark-up is capped at a specified percentage within the range of 5% to 15% of the cost of goods of XIAFLEX for the applicable country) for products sold by the Company or its sublicensees, including Actelion, Asahi Kasei, Pfizer and Sobi.

Royalties paid to BioSpecifics on the up-front and milestones payments received under the Actelion Agreement, the Asahi Agreement, the Pfizer Agreement and the Sobi Agreement (all described below) are being amortized on a straight-line basis to Cost of goods sold over the estimated life of each respective contract. When contingent milestones are earned, the Company records as Cost of goods sold a cumulative catch-up adjustment for the amount payable to BioSpecifics on the date each milestone is earned for the period of time since contract commencement through the date the milestone. In addition, as discussed in Notes 2(e) and 10(d), the Company and Pfizer mutually terminated the Pfizer Agreement, effective April 24, 2013. As a result, the Company recorded in the fourth quarter of 2012 a change in estimate of the unamortized payments related to the Pfizer Agreement in order to reflect its revised term as described in Note 2(e). At December 31, 2013 and 2012, the unamortized balance of $1,210 and $2,138, respectively, is included in Other assets.

Finally, the Company is obligated to make contingent milestone payments upon the filing of regulatory applications and receipt of regulatory approval. As a result of the U.S. approval of XIAFLEX for Dupuytren’s on February 2, 2010, the Company paid BioSpecifics $1,000. In January 2013, the Company exercised its option to include cellulite as an additional indication by making a license fee payment to BioSpecifics of $500. Also in January 2013, the Company paid BioSpecifics $1,000 upon the acceptance by the FDA of our sBLA for XIAFLEX for the treatment of PD. As a result of the U.S. approval of XIAFLEX for Peyronie’s on December 6, 2013, the Company paid BioSpecifics $2,000. Each of these payments was recorded as research and development expense. Additional contingent milestones payments that the Company may be obligated to pay BioSpecifics for product currently in development amount to $3,000. The option exercise fee for each additional medical indication is $500.

(b) Actelion

On February 22, 2012, the Company entered into a collaboration agreement (the “Actelion Agreement”) with Actelion. Under the Actelion Agreement, the Company granted Actelion exclusive rights to develop and commercialize XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease in Canada, Australia, Brazil and Mexico (the “Actelion Territory”) upon receipt of the applicable regulatory approvals. Actelion was also granted the right of first negotiation to obtain exclusive rights to commercialize any new XIAFLEX indications in the Actelion Territory during the term of the Actelion Agreement. Actelion is primarily responsible for the applicable regulatory and commercialization activities for XIAFLEX in these countries. The Company will be responsible for all clinical and commercial drug manufacturing and supply. Actelion is responsible for clinical development activities and associated costs corresponding to any additional trials required for the Actelion Territory. In 2013, Actelion notified the Company that it intended to no longer pursue commercialization of XIAFLEX in Mexico. The Company has agreed to waive any further milestone payments in connection with Mexico as the Company and Actelion formulate a transition arrangement with respect to Mexico.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(10) Collaboration and License Agreements (Continued)

The Company received an up-front payment of $10,000 from Actelion upon contract signing. The Company has been granted approval of XIAFLEX for the treatment of Dupuytren’s contracture in adults with a palpable cord in Canada and Australia in July 2012 and 2013, respectively. As a result of these approval milestones, Actelion paid the Company $500 for each approval milestone. In addition to these payments, Actelion may also make up to $53,500 in potential payments, with $11,000 tied to regulatory, pricing, and reimbursement milestone payments and $42,500 tied to achievement of aggregate annual sales thresholds. Actelion will obtain the product exclusively from the Company at a supply price equal to the Company’s prevailing manufacturing cost at the time of the applicable order, plus a specified, tiered mark-up, provided that Actelion’s cost is subject to a specified cap. In addition, the Actelion Agreement provides for quarterly royalty payments based on tiered, double-digit percentages of the aggregate annual net sales of XIAFLEX in these countries. The royalty percentage tiers feature royalty percentages within the ranges of 15-25%, 20-30%, and 25-35%. The applicable royalty percentage increases upon the achievement of a specified threshold of aggregate annual net sales of XIAFLEX and decreases if a generic to XIAFLEX is marketed in these countries.

Subject to each party’s termination rights, the term of the Actelion Agreement extends on a product-by-product and country-by-country basis from the date of the Actelion Agreement until the last to occur of (i) the date on which the product is no longer covered by a valid claim of a patent or patent application controlled by the Company in such country, (ii) the 15th anniversary of the first commercial sale of the product in such country after receipt of required regulatory approvals, (iii) the achievement of a specified market share of generic versions of the product in such country or (iv) the loss of certain marketing rights or data exclusivity in such country.

For accounting purposes, the Company has determined that the Actelion Agreement requires several deliverables, including development and commercialization rights, and manufacturing and product supply. In accordance with the accounting guidance on revenue recognition for multiple-element agreements, the product supply element of the Actelion Agreement meets the criteria for separation. Therefore, it will be treated as a single unit of accounting and, accordingly, the supply price of product shipped to Actelion, together with associated royalties on net sales of the product, will be recognized as revenue for the supply element when earned. All other deliverables under the contract are being accounted for as one unit of accounting since each of these elements does not have stand-alone value to Actelion. The up-front payment and milestone payments received from Actelion and all potential future milestone payments are considered to relate to this one combined unit of accounting and will be amortized to revenue on a straight-line basis over the life of the Actelion Agreement, which is estimated to be 18 years. When milestones are earned, the Company will record as revenue a cumulative catch-up adjustment on the date each milestone is earned for the period of time since contract commencement through the date of the milestone. The resulting amortization of the payments received from Actelion included in Net revenues for the years ended December 31, 2013 and 2012 were $634 and $486, respectively.

The Company paid BioSpecifics $599 for its share of the up-front and milestone payments received from Actelion.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(10) Collaboration and License Agreements (Continued)

(c) Asahi Kasei

In March 2011, the Company entered into a development, commercialization and supply agreement with Asahi Kasei (the “Asahi Agreement”). Under the Asahi Agreement, the Company granted Asahi Kasei the exclusive right to develop and commercialize XIAFLEX for the treatment of Dupuytren’s and Peyronie’s in Japan. Asahi Kasei also was granted the right of first negotiation to obtain exclusive rights to commercialize any new XIAFLEX indications in Japan during the term of the Agreement. In addition to an up-front payment of $15,000 that the Company received in March 2011, Asahi Kasei may make up to $247,000 in potential payments, with $37,000 tied to development and regulatory milestones and $210,000 tied to in achievement of aggregate annual net sales thresholds. In addition, the Asahi Agreement provides for quarterly royalty payments based on tiered, double-digit percentages of the aggregate annual net sales of XIAFLEX in Japan. Subject to the requirement that Asahi Kasei make certain specified minimum royalty payments, the royalty percentage tiers feature royalty percentages within the ranges of 30-40% and 35-45%. The applicable royalty percentage increases from tier to tier upon the achievement of a specified threshold of aggregate annual net sales of XIAFLEX and decreases if a generic to XIAFLEX is marketed in Japan.

Under the Asahi Agreement, Asahi Kasei is responsible for the all clinical development, regulatory and commercialization activities for the Japanese market and the Company will be reimbursed for all costs it may incur in connection with these activities. The Company is responsible for all clinical and commercial manufacturing and supply of XIAFLEX for the Japanese market. Subject to each party’s termination rights, the term of the Asahi Agreement extends on a product-by-product basis from the date of the agreement until the last to occur of (i) the date on which the product is no longer covered by a valid claim of a patent, (ii) the 15th anniversary of the first commercial sale of the product, or (iii) the entry of a generic to XIAFLEX in the Japanese market.

For accounting purposes, the Company has determined that the Asahi Agreement includes multiple deliverables, including development and commercialization rights and manufacturing and product supply. In accordance with the accounting guidance on revenue recognition for multiple-element agreements, the product supply element of the Asahi Agreement meets the criteria for separation. Therefore, it is being treated as a single unit of accounting and, accordingly, the associated royalties on net sales of the product will be recognized as revenue when earned. All other deliverables under the contract are being accounted for as one unit of accounting since each of these elements does not have stand-alone value to Asahi Kasei. The up-front payment received from Asahi Kasei and all potential future milestone payments are considered to relate to this one combined unit of accounting and will be amortized to revenue on a straight-line basis over the life of the Asahi Agreement, which is estimated to be 20 years. When future milestones are earned, the Company will record as revenue a cumulative catch-up adjustment on the date each milestone is earned for the period of time since contract commencement through the date the milestone. The resulting amortization of the up-front payment received from Asahi Kasei included in Net revenues for the year ended December 31, 2013, 2012 and 2011 was $750, $750 and $563, respectively.

The Company paid BioSpecifics $750 for its share of the up-front payment received from Asahi Kasei.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(10) Collaboration and License Agreements (Continued)

(d) Pfizer

In December 2008, the Company entered into a development, commercialization and supply agreement with Pfizer. Under the Pfizer Agreement, the Company granted to Pfizer the right to develop and commercialize, with the right to sublicense, XIAPEX (EU tradename for XIAFLEX) for the treatment of Peyronie’s and Dupuytren’s in the 27 member countries of the EU as it existed as of the effective date of the Pfizer Agreement (Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the U.K.), as well as Albania, Armenia, Azerbaijan, Belarus, Bosnia & Herzegovina, Croatia, Georgia, Iceland, Kazakhstan, Kirghiz Republic, Macedonia, Moldova, Montenegro, Norway, Serbia, Switzerland, Tajikistan, Turkey and Uzbekistan (the “Pfizer Territory”). As of December 31, 2012, Pfizer received marketing authorization by the European Commission on February 28, 2011 and XIAPEX is now available in Austria, Denmark, Finland, Norway, Spain, Switzerland, Sweden, and the UK.

On November 6, 2012, the Company and Pfizer (together with the Company, the “Parties”) entered into an amendment (the “Pfizer Amendment”) to the Pfizer Agreement in which the Parties agreed to mutually terminate the Pfizer Agreement, effective April 23, 2013 (the Termination Date”). On March 28, 2013, the Company and Pfizer entered into a transition services agreement (the “Transition Services Agreement”) relating to the transition from Pfizer to the Company of the development and commercialization activities related to XIAPEX for the treatment of Dupuytren’s and, if approved, for the treatment of Peyronie’s. Notwithstanding the Pfizer Amendment, the Transition Services Agreement provided, and set out schedules, for, among other matters, an orderly transition of regulatory approvals and licenses, packaging and labeling responsibilities, distribution activities, pharmacovigilance obligations, recall obligations, product testing activities, ongoing clinical trial activities and redesign of packaging.

A summary of certain terms of the Transition Services Agreement is set forth below:

•	Pfizer assigned to the Company the ongoing management and continued performance of certain clinical trials for XIAPEX, including the transfer of data, effective May 31, 2013.

•	Until July 31, 2013, Pfizer continued to sell in the Territory any of its XIAPEX inventories that remained on hand and paid to the Company any commercialization payments due under the original Pfizer Agreement.

•	Pfizer and the Company cooperated in working toward the transfer of the EU and the Swiss marketing authorizations to the Company. The EU marketing authorization has now been transferred to the Company and the Swiss marketing authorization has now been transferred to Medius AG on our behalf. In addition to Pfizer’s selling of its own inventory, Pfizer distributed XIAPEX on behalf of the Company until July 31, 2013.

•	Pfizer agreed to package and label XIAPEX bulk product, manufactured by the Company, for the Company’s distribution in the Territory to the extent ordered by the Company by April 5, 2013. (Such order was placed with Pfizer.) The Company has packaging and labeling responsibility for all subsequent production of XIAPEX.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(10) Collaboration and License Agreements (Continued)

•	After February 28, 2014, Pfizer will not provide any further support to the Company with respect to the supply of XIAPEX.

•	The term of the Transition Services Agreement commenced on March 28, 2013 and ends on April 24, 2014; provided that the rights and obligations of Pfizer and the Company that expressly terminate on a date prior to April 24, 2014, will terminate on such date.

For accounting purposes, the Company determined that the Pfizer Agreement includes multiple deliverables, including development and commercialization rights and manufacturing and product supply. In accordance with the accounting guidance on revenue recognition for multiple-element agreements, the product supply element of the Pfizer Agreement meets the criteria for separation. Therefore, it was treated as a single unit of accounting and, accordingly, the associated royalties on net sales of the product were recognized as revenue when earned. All other deliverables under the contract are being accounted for as one unit of accounting since each of these elements does not have stand-alone value to Pfizer. The up-front payment of $75,000 under the Pfizer Agreement and milestones earned which amounted to $60,000 were considered to relate to this one combined unit of accounting and were being amortized to revenue on a straight-line basis over the life of the Pfizer agreement, which was estimated to be 20 years prior to the Pfizer Amendment. When milestones were earned, the Company recorded as revenue a cumulative catch-up adjustment on the date each milestone was earned for the period of time since contract commencement through the date the milestone.

For purposes of recording deferred revenue, the up-front payment from Pfizer received in December 2008 was reduced by initial transaction costs of $3,656 and the milestone earned in April 2011 was reduced by certain development and regulatory costs of $3,909 that Pfizer was contractually allowed to recoup upon achievement of the milestone. The resulting amortization of the up-front and milestone payments received from Pfizer Agreement for the years ended December 31, 2013, 2012 and 2011 were as follows $9,803, $98,380 (including the cumulative catch-up adjustment resulting from the Pfizer Amendment), and $11,191 (including $4,810 of cumulative catch-up adjustments on milestone earned), respectively.

(e) Sobi

On July 15, 2013, the Company and Sobi announced that they had entered into a collaboration agreement (the “Sobi Agreement”). Under the Sobi Agreement, Sobi was granted the right to develop and commercialize XIAPEX (the European Union tradename for XIAFLEX) for the treatment in humans of Peyronie’s disease, if approved, and Dupuytren’s contracture in 28 European Union member countries, Switzerland, Norway, Iceland, 18 Central Eastern Europe/Commonwealth of Independent countries, including Russia and Turkey, and 22 Middle Eastern & North African countries (the “Sobi Territory”). Under the Sobi Agreement, Sobi is responsible for the all development costs specific to the Sobi Territory and the Company will be responsible for development costs not specific to the Sobi Territory. In addition, Sobi is solely responsible for costs associated with obtaining and maintaining regulatory approval for XIAPEX in the Sobi Territory as well as post-regulatory approval filing date development activities. The Company is responsible for all clinical and commercial manufacturing and supply of XIAPEX for the Sobi Territory.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(10) Collaboration and License Agreements (Continued)

Under the terms of the Sobi Agreement, the Company expects to receive significant tiered royalties, within the range of 55-65%, 50-60% and 45-55% based on sales of XIAPEX in the Sobi Territory, which include payment for product supply. The tiered royalty percentages will decrease by approximately 10% upon the occurrence of certain manufacturing milestones or July 1, 2016, whichever is earlier. Additionally, Sobi could make up to $40 million in potential sales milestone payments to the Company.

Subject to each party’s termination rights, the term of the Sobi Agreement extends on a product-by-product basis from the date of the Sobi Agreement until the 10th anniversary of the date of the Sobi Agreement. The term of the Sobi Agreement will be automatically extended for sequential two year periods unless a notice of non-renewal is provided in writing to the other party at least six months prior to expiration of the then current term.

For accounting purposes, the Company has determined that the Sobi Agreement includes multiple deliverables, including development and commercialization rights and manufacturing and product supply. In accordance with the accounting guidance on revenue recognition for multiple-element agreements, the product supply element of the Sobi Agreement meets the criteria for separation. Therefore, it is being treated as a single unit of accounting and, accordingly, the associated royalties on net sales of the product will be recognized as revenue when earned. All other deliverables under the contract are being accounted for as one unit of accounting since each of these elements does not have stand-alone value to Sobi. All potential future milestone payments are considered to relate to this one combined unit of accounting and will be amortized to revenue on a straight-line basis over the life of the Sobi Agreement. When future milestones are earned, the Company will record as revenue a cumulative catch-up adjustment on the date each milestone is earned for the period of time since contract commencement through the date of the milestone.

(f) FCB

In May 2000, Bentley Pharmaceuticals, Inc. (“Bentley”) granted the Company an exclusive, worldwide, royalty-bearing license to make and sell products incorporating its patented transdermal gel formulation technology that contains testosterone (the “May 2000 License”). The Company produces Testim under the May 2000 License. The term of the May 2000 License is determined on a country-by-country basis and extends until the later of patent right expiration in a country or 10 years from the date of first commercial sale. Under this agreement, the Company was required to make up-front and milestone payments upon contract signing, the decision to develop the underlying product, and the receipt of FDA approval. In June 2008, CPEX Pharmaceuticals, Inc. (“CPEX”) was spun out of Bentley and became the assignee of certain Bentley assets, including the license agreement governing the May 2000 License and patents we licensed under that agreement. In April 2011, CPEX was acquired by FCB I Holdings Inc. (“FCB”), a newly formed company which is controlled by Footstar Corporation, and the licensed patents were assigned to FCB. The rights and obligations under the license agreement described above inure to FCB and continue to be effective, as will the Company’s rights and obligations thereunder.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(10) Collaboration and License Agreements (Continued)

Under the May 2000 License, the Company is obligated to make quarterly royalty payments to FCB based on tiered percentages of the annual net sales of Testim. For net sales of Testim in countries in which FCB holds an applicable enforceable patent, the royalty percentage is within the range of 5-15% for annual net sales per country in the U.S. and Canada and, in all other countries, is equal to a single digit percentage plus a portion of certain additional payments received by us for the sale of Testim. For net sales of Testim in countries in which FCB does not hold an applicable enforceable patent, the royalty percentage is a single digit percentage, the precise value of which is dependent upon whether FCB holds any applicable enforceable patents in other countries at the applicable time of sale.

Each party may terminate the May 2000 License as a result of the other party’s bankruptcy, provided that FCB may not so terminate the May 2000 License so long as it continues to receive royalty payments from us under the May 2000 License. The Company may terminate the May 2000 License as a result of FCB’s breach or dissolution or cessation of operations. FCB may terminate the May 2000 License as a result of material non-payment by us that continues for thirty days after FCB provides notice of such non-payment.

(g) Ferring

In November 2008, the Company entered into a distribution and license agreement with Ferring. Pursuant to the agreement, the Company appointed Ferring as its exclusive distributor of Testim in certain European countries. The Company also granted Ferring an exclusive, royalty-bearing license to import, market, sell and distribute Testim in these countries. The exclusive appointment and license commenced on a country-by-country basis upon the transfer of the relevant marketing authorizations from Ipsen. Ferring is required to purchase all Testim supply from us and to make certain sales milestone and quarterly royalty payments. Such royalty payments are based on a single digit percentage of net sales of Testim on a country-by-country basis. The precise applicable royalty percentage is greater for net sales in countries where Testim is covered by an applicable valid patent. In addition, Ferring made to the Company up-front and milestone payments upon the transfer to it of the marketing authorizations in each European country within the territory which totaled $6,200, and may make up to an aggregate of $30,000 in additional milestone payments based on the initial achievement of specified increasing annual net sales milestones. The payments received from Ferring were deferred and are being recognized as revenue on a straight-line basis over the contract term which is estimated to be 120 months. When earned by the Company in future periods, additional milestone payments achieved will be amortized over the estimated life of the contract. The resulting amortization included in Net revenues for years ended December 31, 2013, 2012 and 2011 were $636, $636, and $636, respectively.

(h) Paladin

The Company entered into a license and distribution agreement with Paladin in December 2006. Under this agreement, Paladin was granted an exclusive license to use and sell Testim in Canada. The terms of this agreement require Paladin to purchase all Testim supply from the Company. Paladin has made payments amounting to $1,000 and may pay the Company up to an aggregate of $5,000 in additional milestone payments based on the initial achievement of specified increasing annual net sales milestones. In addition, under the Paladin Agreement, Paladin is obligated to make quarterly royalty payments to the Company on net sales in Canada in an amount equal to the royalty payments the Company is obligated to make to FCB under the terms of the May 2000 License. The payments received from Paladin are being recognized as revenue on a straight-line basis over the contract term

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(10) Collaboration and License Agreements (Continued)

which is estimated to be 192 months. When earned by the Company in future periods, additional milestone payments achieved will be amortized over the life of the contract. The resulting amortization included in Net revenues for years ended December 31, 2013, 2012 and 2011 amounted to $62, $62, and $177, respectively.

(i) Co-promotion Agreement with GlaxoSmithKline LLC

On May 18, 2012, the Company and GlaxoSmithKline LLC (“GSK”) entered into a co-promotion agreement (the “GSK Agreement”). Under the GSK Agreement, the Company granted to GSK the exclusive right to co-promote the sale of Testim in the U.S. and its territories and possessions (the “GSK Territory”). Subject to certain rights of early termination, the GSK Agreement would terminate on September 30, 2015. GSK began promoting Testim using a sizeable established field sales force in the U.S. in mid-July 2012.

On a quarterly basis, the Company agreed to pay GSK a promotional payment equal to 65% of incremental net sales above a baseline established under the GSK Agreement. If the GSK Agreement is not terminated prior to September 30, 2015, then, in addition to the promotional payments, the Company was, under certain circumstances, make post-expiration payments to GSK for up to the following two years. The Company believed that the GSK Agreement would extend to its full term through September 30, 2015 and, in such case, it would be obligated to make post-expiration payments to GSK. Such post-expiration payments were estimated and accrued in Selling, general and administrative expenses on a straight-line basis over the term of the GSK Agreement. The amount of this expense recorded during the year ended December 31, 2012 was $815. On July 31, 2013, the Company and GSK agreed to mutually terminate their co-promotion agreement for the sale of Testim. As a result, the Company reversed to income in 2013 the accrual recorded in 2012 for post-expiration obligations to GSK.

(g) STENDRA

On October 10, 2013, the Company and VIVUS entered into STENDRA License Agreement. This license and commercialization agreement for STENDRA is described in Note (3)(b).

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(11) Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2013	2012
Payroll and related expenses	$20,435	$15,048
Royalty expenses	11,638	10,949
Research and development expenses	6,206	2,972
Sales and marketing expenses	15,283	8,017
Rebates, discounts and returns accrual	52,044	38,066
Interest	2,406	0
Other	13,952	5,688

	$121,964	$80,740

(12) Term Loan

In order to partially fund a portion of the costs and related expenses of the acquisition of Actient described in Note (3), the Company entered into a Term Loan agreement with a syndicate of banks to borrow $225,000 in principal value. In September 2013, the Company borrowed an additional $50,000 under the Term Loan agreement. The original issue discount together with issuance costs of the Term Loan, amounting to $12,148, is being accreted to Interest expense over the stated term of the Term Loan agreement and the unamortized balance has been deducted from the Term Loan balance shown in the Balance Sheet.

The Term Loan is collateralized by a first priority security interest on certain real and all personal property of the Company and certain of its subsidiaries including (i) a pledge of all of the equity interests held by the Company and such subsidiaries and (ii) a lien encumbering all intellectual property owned by the Company and such subsidiaries. The obligations of the Company and such subsidiaries under the Term Loan agreement are unconditionally cross guaranteed by the Company and such subsidiaries.

The Term Loan principal must be repaid in equal quarterly installments of 1.25% per quarter commencing on June 30, 2013, with the remainder of the borrowings to be paid on the maturity date of April 26, 2017, unless otherwise prepaid prior to such date in accordance with the terms of the Term Loan. The principal amount outstanding is subject to mandatory prepayment from excess positive cash flow and upon the happening of certain events including: (i) receipt of net cash proceeds from dispositions; (ii) receipt of net cash proceeds from the sale or issuance of debt or equity; and (iii) receipt of proceeds from casualty and condemnation events, in each case subject to certain limitations and conditions set forth in the Term Loan. The Company can elect loans to bear interest at a rate equal to either Base Rate (as defined in the agreement) or LIBOR, plus a margin. The Base Rate interest rate margin is 4.00% and the LIBOR interest rate margin is 5.00%. The Term Loan agreement also establishes a floor rate for both the Base Rate and LIBOR options. As of the date hereof, the Company has elected to base the interest rate of the borrowings on LIBOR. As of December 31, 2013, the total interest rate on the Term Loan principal was 6.25%.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(12) Term Loan (Continued)

The Term Loan contains no financial covenants but contains usual and customary operating and restrictive covenants for a facility of this type. Events of default under the Term Loan are also usual and customary for transactions of this type. As of December 31, 2013, the Company was in compliance with Term Loan covenants.

Aggregate maturities of the Term Loan as of December 31, 2013 are as follows:

2014	$13,609
2015	13,609
2016	13,609
2017	224,555
2018	—
Thereafter	—
$265,383

(13) Senior Convertible Notes

In January 2013, the Company issued $350 million aggregate principal amount of the 2018 Convertible Notes, in a registered public offering. Interest is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2013.

The 2018 Convertible Notes are senior unsecured obligations that will rank senior in right of payment to any future indebtedness of the Company that is expressly subordinated in right of payment, will rank equal in right of payment to any unsecured indebtedness that is not so subordinated, will rank effectively junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness, and will rank structurally junior to any indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries. Prior to July 15, 2018, the 2018 Convertible Notes are convertible only upon certain specified events. The initial conversion rate for the 2018 Convertible Notes is 41.3770 shares of common stock per $1,000 principal amount of the 2018 Convertible Notes, representing an initial effective conversion price of approximately $24.17 per share of common stock. The conversion rate is subject to adjustment for certain events as outlined in the indenture governing the 2018 Convertible Notes, but will not be adjusted for accrued and unpaid interest.

The Company received net proceeds of $310,396 from issuance of the 2018 Convertible Notes, net of $11,079 debt issuance costs and net payments of $28,525 related to its hedge transactions. The debt issuance costs have been allocated on a pro-rata basis to the debt ($8,975) and equity ($2,104) components of the transaction. The debt component of the issuance costs is included in Other assets and is being accreted to interest expense over the stated term of the 2018 Convertible Notes. The equity component was netted against the proceeds and included in additional paid-in capital.

The Company may not redeem the 2018 Convertible Notes prior to maturity. However, in the event of a fundamental change, as defined in the indenture, the holders of the 2018 Convertible Notes may require us to purchase all or a portion of their 2018 Convertible Notes at a purchase price equal to 100% of the principal amount of the 2018 Convertible Notes, plus accrued and unpaid interest, if any, to the repurchase date. Holders who convert their 2018 Convertible Notes in connection with a make-whole fundamental change, as defined in the indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(13) Senior Convertible Notes (Continued)

Prior to July 15, 2018, the 2018 Convertible Notes are convertible only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2013 (and only during such fiscal quarter), if the last reported sale price of the Company common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “2018 Convertible Notes Measurement Period”) in which, for each trading day of such 2018 Convertible Notes Measurement Period, the trading price per $1,000 principal amount of 2018 Convertible Notes on such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock on such trading day and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified distributions and corporate events. As of December 31, 2013, none of the conditions allowing holders of the 2018 Convertible Notes to convert had been met.

In accordance with the governing accounting guidance, the Company determined that the embedded conversion option in the 2018 Convertible Notes is not required to be separately accounted for as a derivative. However, since the 2018 Convertible Notes are within the scope of the accounting guidance for debt with conversion and other options, the Company is required to separate the 2018 Convertible Notes into a liability component and equity component. The carrying amount of the liability component is calculated by measuring the fair value of a similar liability (including any embedded features other than the conversion option) that does not have an associated equity component. The carrying amount of the equity component representing the embedded conversion option is determined by deducting the fair value of the liability component from the initial proceeds ascribed to the 2018 Convertible Notes as a whole. The excess of the principal amount of the liability component over its carrying amount is amortized to interest cost over the expected life of a similar liability that does not have an associated equity component using the effective interest method. The equity component is not remeasured as long as it continues to meet the conditions for equity classification in the accounting guidance for contracts in an entity’s own equity.

The Company has determined that a 5.0% effective interest rate is appropriate to calculate the accretion of the bond discount, which is being recorded as interest expense over the stated term of the 2018 Convertible Notes. (The amount by which interest expense, calculated using the effective interest rate of 5.0%, exceeds the interest expense related to the coupon rate of 1.5% is non-cash interest expense.) The effective rate is based on the interest rate for a similar instrument that does not have a conversion feature. The Company may be required to pay additional interest upon occurrence of certain events as outlined in the indenture governing the 2018 Convertible Notes. As of December 31, 2013, the remaining term of the 2018 Convertible Notes is 4.5 years.

Upon conversion of a note, holders of the 2018 Convertible Notes will receive up to the principal amount of the converted note in cash and any excess conversion value (conversion spread) in shares of our common stock. The amount of cash and the number of shares of the Company’s common stock, if any, will be based on a 60 trading day observation period as described in the indenture. As described in Note (1), Summary of Significant Accounting Policies, the conversion spread will be included in the denominator for the computation of diluted net income per common share, using the treasury stock method, if the effect is dilutive.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(13) Senior Convertible Notes (Continued)

As discussed above, to hedge against potential dilution upon conversion of the 2018 Convertible Notes, the Company purchased call options on its common stock. The call options give the Company the right to purchase up to 14,481,950 shares of its common stock at $24.17 per share subject to certain adjustments that correspond to the potential adjustments to the conversion rate for the 2018 Convertible Notes. The Company paid an aggregate of $70,000 to purchase these call options. The call options will expire on July 15, 2018, unless earlier terminated or exercised. To reduce the cost of the hedge, in a separate transaction, the Company sold warrants. These warrants give the holder the right to purchase up to 14,481,950 shares of common stock of the Company at $27.36 per share, subject to certain adjustments. These warrants will be exercisable and will expire in equal installments for a period of 140 trading days beginning on October 15, 2018. The Company received an aggregate of $41,475 from the sale of these warrants. In accordance with governing accounting guidance, the Company concluded that the call options and warrants were indexed to our stock. Therefore, the call options and warrants were classified as equity instruments and will not be marked to market prospectively unless certain conditions occur. The net amount of $28,525 was recorded as a reduction to additional paid-in capital. The settlement terms of the call options provide for net share settlement and the settlement terms of the warrants provide for net share or cash settlement at the option of the Company.

(14) Commitments and Contingencies

(a) Leases

On January 1, 2013, the Company commenced the lease of a new corporate headquarters in Chesterbrook, Pennsylvania. The initial term of the lease is 132 months. The Company has an option to extend the lease term for two additional five-year periods at fair market rental value determined in accordance with the provisions of the lease. The lease provides, for the first year of the lease, the abatement of rent payments (subject to the Company’s obligation to repay the unamortized portion of the abated amounts on terms specified in the lease in the event of early termination or an uncured default by the Company) and, thereafter, escalating minimum monthly rent payments. In addition to rent obligations, the Company will be responsible for certain costs and charges specified in the lease, including certain operating expenses, utility expenses, and maintenance and repair costs relating to the facility, taxes, and insurance. The Company, subject to certain limitations described in the lease, has the right of first offer commencing on and after January 1, 2016, to lease all or a part of the approximately 10,000 rentable square feet in a building adjacent to the leased facility. The landlord provided a tenant improvement allowance of $3,204 for improvements to the facility. The Company will record the cost of the improvements as a fixed asset and the allowance as a deferred rent credit.

The Company also leased office space in Malvern, Pennsylvania (its previously headquarters) under noncancellable operating leases that expired in 2013 and its Horsham, Pennsylvania manufacturing facility under noncancellable operating leases that expires in 2017, respectively. As a result of the decision to move to the new Chesterbrook headquarters facility, the Company accrued in 2012 an abandonment charge totaling $1,905, representing the remaining rent obligations under the Malvern lease and the advancement of amortization of the Malvern leasehold improvements. The lease

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(14) Commitments and Contingencies (Continued)

agreement for the manufacturing facility in Horsham, Pennsylvania has an initial term ending January 1, 2017 and may be extended for two consecutive five-year periods. Supporting warehouse, laboratory and office space in Horsham are also leased under noncancellable operating leases that will expire in 2017 and 2022, respectively. These leases include periods of free rent and escalating minimum rent payments, and provide allowances to improve the leased facility and other lease incentives.

The Company records rent expense for the minimum lease payments on a straight-line basis over the noncancellable lease term. The Company has recorded the cost of the improvements as a fixed asset and the allowance as a deferred rent credit. The Company amortizes the leasehold improvement asset over the shorter of the life of the improvements or the remaining life of the lease. The Company amortizes the deferred rent credit as a reduction of rent expense on a straight-line basis over the life of the lease. The Company also leases office equipment and automobiles. Rent expense was $5,732, $6,063, and $4,924 for the years ended December 31, 2013, 2012, and 2011, respectively.

As security deposits for the leases of the new corporate headquarters and the Horsham manufacturing facility, the Company maintains bank letters of credit in the amount of $456 and $1,900, respectively. These bank deposits are included in Other long-term assets at December 31, 2013.

Future minimum lease payments under noncancellable operating leases for manufacturing facilities, office space, equipment and automobiles as of January 1, 2014, together with the obligations under the lease of new corporate headquarters, are as follows:

January 1, 2014 to December 31, 2014	$7,739
January 1, 2015 to December 31, 2015	$7,557
January 1, 2016 to December 31, 2016	$7,519
January 1, 2017 to December 31, 2017	$3,497
January 1, 2018 to December 31, 2018	$2,918
January 1, 2019 and thereafter	$12,916

(b) Supply Agreements

Testim

The Company has supply agreements for the production of Testim with Contract Pharmaceuticals Limited Canada (“CPL”) and with DPT Laboratories, Ltd. (“DPT”) which expire on July 31, 2014 and December 31, 2015, respectively. Under the agreement, DPT is required to manufacture, and the Company is required to purchase, a specified percentage of the Company’s annual requirements for Testim. The Company owns packaging equipment that is used by DPT in Testim production and was placed in service at the end of 2003. The equipment is being amortized over its expected future life. With the Company’s consent, the packaging equipment may be used by DPT to produce products for other customers of DPT, provided DPT pays the Company a royalty and gives the Company manufacturing priority.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(14) Commitments and Contingencies (Continued)

XIAFLEX

On June 26, 2008, the Company entered into a supply agreement with Jubilant HollisterStier Laboratories LLC (“JHS”), pursuant to which JHS fills and lyophilizes the XIAFLEX bulk drug substance manufactured by the Company and produces sterile diluent. The agreement sets forth specifications, specific services, timelines, pricing, and responsibilities of the parties. It was effective for an initial term of three years and is automatically renewed thereafter for subsequent two year terms, unless or until either party provides notification prior to expiration of the then current term of the contract.

The Company is required to purchase a specified percentage of its total forecasted volume of XIAFLEX from JHS each year. This purchase obligation is only relieved in the event that JHS is not able to supply XIAFLEX within the timeframe established under such forecasts. In the event the Company does not order forecasted batches, it is responsible for the aggregate amounts of components and raw materials purchased by JHS to manufacture XIAFLEX for the first twelve (12) months in each forecast, unless JHS is unable to supply XIAFLEX in a timely manner. The Supply Agreement provides for cross-indemnification of the parties with JHS’s indemnification obligation to the Company for third party claims being limited to $5,000.

The Company currently is the sole supplier of the active pharmaceutical ingredient for commercial supply of XIAFLEX, but it is currently in the process of qualifying a new secondary manufacturer for XIAFLEX.

STENDRA

On October 10, 2013, the Company and VIVUS entered into STENDRA Supply Agreement. This supply agreement for STENDRA is described in Note (3)(b).

(c) Litigation

Hatch-Waxman Litigation

Testim, XIAFLEX, TESTOPEL, Edex®, and the Company’s other marketed pharmaceutical products are approved under the provisions of the U.S. Food, Drug and Cosmetic Act that renders each susceptible to potential competition from generic manufacturers via the Abbreviated New Drug Application (“ANDA”) procedure or the 505(b)(2) New Drug Application (“505(b)(2) NDA”) procedure. Generic manufacturers can sell their products at prices much lower than those charged by the innovative pharmaceutical companies who have incurred substantial expenses associated with the research and development of the drug product.

The ANDA procedure and the 505(b)(2) NDA procedure include provisions allowing generic manufacturers to challenge the effectiveness of the innovator’s patent protection long before the generic manufacturer actually commercializes their products through the paragraph IV certification procedure. In recent years, generic manufacturers have used paragraph IV certifications extensively to challenge patents on a wide array of innovative pharmaceuticals, and the Company expects this trend to continue and to implicate drug products with even relatively small total revenues.

TESTOPEL and Edex and certain other of the Company’s products do not currently have any patent protection and, as a result, potential competitors face fewer barriers in introducing competing products. Therefore, the Company must rely on trade secrets and other unpatented proprietary information in order to obtain a competitive advantage, which the Company may be unable to do.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(14) Commitments and Contingencies (Continued)

While the Company attempts to protect its proprietary information as trade secrets effectively, it cannot guarantee that the measures it has taken will provide effective protection for its proprietary information. It is possible that the Company’s competitors will independently develop products that compete with TESTOPEL and Edex and certain other of the Company’s products.

Upsher-Smith Litigations

On or about December 28, 2012, the Company and FCB became aware of a notice from Upsher-Smith that advised us and FCB of Upsher-Smith’s filing of the Upsher-Smith NDA. This Paragraph IV certification notice refers to the 10 U.S. patents, covering Testim, that are listed in the Orange Book. These 10 patents are owned by FCB and are exclusively licensed to Auxilium and will expire between 2023 and 2025. Upsher-Smith may seek to have any drug approved under the Upsher-Smith NDA as a generic or branded generic version of Testim. On January 28, 2013, the Company and FCB filed a lawsuit in the United States District Court for the District of Delaware against Upsher-Smith for infringement of FCB’s 10 patents listed in the Orange Book as covering Testim® 1% testosterone gel (“Delaware Upsher-Smith 505(b)(2) NDA Litigation”). A hearing on Upsher-Smith’s previously filed motion for summary judgment was held on June 28, 2013, and by request of the Court, the parties submitted additional briefing in the weeks following the hearing. On December 4, 2013, the Court granted Upsher-Smith’s motion for summary judgment, and the Court entered a final judgment of non-infringement in favor of Upsher-Smith on December 30, 2013. On January 24, 2014, the Company filed a Notice of Appeal to the United States Court of Appeals for the Federal Circuit in Washington, D.C. appealing the final judgment of non-infringement entered by the United States District Court for the District of Delaware.

The Upsher-Smith NDA was granted tentative approval by the FDA on August 16, 2013 with a brand name VogelxoTM. With the granting of Upsher-Smith’s summary judgment motion and the finding of non-infringement, the FDA may now make the approval final, at which time Upsher-Smith will be permitted to launch its testosterone gel product, whether or not such final approval is accompanied by a therapeutic equivalence rating.

On March 26, 2013, the Company submitted a Citizen’s Petition to the FDA with respect to the Upsher-Smith NDA referencing Testim in particular, and generic testosterone gels in general. The Company requested that, in the event of FDA approval of the Upsher-Smith NDA, the FDA: (i) refrain from designating Upsher-Smith’s testosterone gel as therapeutically equivalent to Testim and (ii) require that the label for the Upsher-Smith testosterone gel state that the product is not interchangeable with other testosterone transdermal gels. Since any such approval by the FDA would be pursuant to a 505(b)(2) NDA and not pursuant to an ANDA, it is unclear at this time whether such an Upsher-Smith product would receive a therapeutically equivalent rating to Testim or a different rating.

Although the FDA has not yet substantively replied to this Citizen Petition, the FDA did communicate to us that it has not yet resolved the issues raised in the Citizen Petition. The therapeutic equivalence rating may determine whether the Upsher-Smith product, Vogelxo, if launched, would be launched as a generic, a branded generic, or simply another branded competitor in the TRT gel market. It is unclear at this time when the FDA will substantively respond to the Company’s Citizen Petition. The Company is exploring options to respond to the threat posed to Testim and its revenue by any launch ofUpsher-Smith’s testosterone gel product, whatever the therapeutic equivalence rating. The effect of any such product is not yet known.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(14) Commitments and Contingencies (Continued)

Now that Upsher-Smith has prevailed in the Delaware Upsher-Smith 505(b)(2) NDA Litigation, it could launch a 1% testosterone gel product using Testim as the reference drug immediately, if finally approved by the FDA. It is unclear whether any such potentially approved Upsher-Smith product would receive a therapeutically equivalent rating to, and thus be freely substitutable for, Testim, or if it would receive a different rating to, and perhaps not be freely substitutable for, Testim. Any such Upsher-Smith product, whatever the rating, could have a materially adverse impact on the Company’s Testim revenues, but the Company believes that a product with a therapeutically equivalent rating could likely have a more severe materially adverse impact on its Testim revenues. The introduction of a generic or different version of Testim at any time, whatever the rating could significantly and potentially permanently reduce the revenue the Company derives from Testim. The Company’s strategies to mitigate the effects of such a generic or different version of Testim may not be effective. A significant reduction in the Company’s Testim revenue could have a material adverse effect on the Company’s business, results of operations and financial condition, including without limitation, the Company’s liquidity and net working capital and could materially and adversely affect its ability to execute on its short and long-term business plans.

Upsher-Smith ANDA Litigation

Separate from the Delaware Upsher-Smith 505(b)(2) NDA Litigation described above, the Company is also currently engaged in litigation with Upsher-Smith in Federal court in Delaware regarding Upsher-Smith’s attempts to bring a testosterone gel product to market via an ANDA using Testim as its reference listed drug. Upsher-Smith will not be able to lawfully launch a generic or branded generic version of Testim via an ANDA in the U.S. without the necessary approval from the FDA.

In October 2008, the Company and its licensor, CPEX Pharmaceuticals, Inc. (FCB’s predecessor in interest to Testim), received notice that Upsher-Smith filed an ANDA containing a paragraph IV certification seeking approval from the FDA to market a generic version of Testim prior to the January 2025 expiration of the ‘968 Patent. Shortly after, the Company sued Upsher-Smith in the U.S. District Court of Delaware (the “Delaware Upsher-Smith ANDA Litigation”). Although it would seem unlikely based on (i) the FDA’s public statements in its responses to the Citizen’s Petitions submitted by each of us and AbbVie and (ii) Upsher-Smith’s public stance that its generic product has different penetration enhancers than Testim, the FDA could approve the generic product proposed in Upsher-Smith’s ANDA. Although administratively closed in December 2011, the Delaware Upsher-Smith ANDA Litigation has not been dismissed or finally resolved and could also result in a finding that Upsher-Smith’s proposed testosterone product does not infringe the ‘968 Patent or that the ‘968 Patent is invalid and/or unenforceable. All discovery obligations of the parties continue to be in effect. In April 2012, The Company and FCB received a notice from Upsher-Smith in connection with its ANDA advising us and FCB of Upsher-Smith’s Paragraph IV certification relating to the eight additional patents listed in the Orange Book in addition to the ‘968 patent-in-suit, and asserting that Upsher-Smith does not believe that the product for which it is seeking approval infringes any of the Orange Book listed Testim patents and that those patents are invalid. A 10th U.S. patent issued to FCB on May 15, 2012 and was listed in the Orange Book.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(14) Commitments and Contingencies (Continued)

ANDA Litigation with Actavis

On May 24, 2012, the Company and FCB filed a lawsuit against Actavis (then known as Watson Pharmaceuticals, Inc.) for infringement of FCB’s 10 patents listed in the Orange Book as covering Testim® 1% testosterone gel (the “Actavis Litigation”). The lawsuit was filed in the United States District Court for the District of New Jersey on May 23, 2012 in response to a notice letter, dated April 12, 2012, sent by Actavis Laboratories, Inc. (NV) regarding its filing with the FDA of an ANDA for a generic 1% testosterone gel product. This letter also stated that the ANDA contained Paragraph IV certifications with respect to the nine patents listed in the Orange Book on that date as covering Testim. The Company’s lawsuit filed against Actavis involves those nine patents, as well as a 10th patent covering Testim that was issued on May 15, 2012 and is listed in the Orange Book.

An adverse outcome in the Delaware Upsher-Smith ANDA Litigation, the Actavis Litigation, or any other such legal action, could result in one or more generic or branded generic versions of Testim being launched in the U.S. immediately after such adverse outcome and before the expiration of the last to expire of the 10 Orange Book patents relating to Testim in January 2025. Now that Upsher-Smith has prevailed in the Delaware Upsher-Smith 505(b)(2) NDA Litigation, it could launch a 1% testosterone gel product using Testim as the reference drug immediately, if approved by the FDA. It is unclear whether any such potentially approved Upsher-Smith product would receive a therapeutically equivalent rating to, and thus be freely substitutable for, Testim, or if it would receive a different rating to, and perhaps not be freely substitutable for, Testim. Any such Upsher-Smith product, whatever the rating, could have a materially adverse impact on the Company’s Testim revenues, but the Company believes that a product with a therapeutically equivalent rating could likely have a more severe materially adverse impact on its Testim revenues. The introduction of a generic or different version of Testim at any time, whatever the rating, or the introduction of a generic or different version of AbbVie’s AndroGel franchise (which could be on or before August 2015) or of any other branded TRT gel could significantly and potentially permanently reduce the revenue the Company derives from Testim. A significant reduction in the Company’s Testim revenue could have a material adverse effect on its business, results of operations and financial condition, including without limitation, its liquidity and net working capital and could materially and adversely affect its ability to execute on its short and long-term business plans.

Other Matters

The Company is party to various actions and claims arising in the normal course of business. The Company believes that amounts accrued for awards or assessments in connection with all such matters are adequate and that the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or the manner in which the Company conducts its business. However, there exists a reasonable possibility of loss in excess of the amounts accrued, the amount of which cannot currently be estimated. While the Company does not believe that the amount of such excess loss could be material to the Company’s financial position, any such loss could have a material adverse effect on Company’s results of operations or the manner in which the Company conducts its business in the period(s) during which the underlying matters are resolved.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(15) Income Taxes

The income tax benefit (expense) is as follows.

	Years Ended December 31,
	2013	2012	2011
Current:
Federal	$0	$0	$0
State	(270)
Foreign	(84)

	(354)	0	0

Deferred
Federal	76,411
State	2,020
Foreign	220.0

	78,651	0	0

Valuation allowance

Income tax benefit (expense)	$78,297	$0.0	$0.0

A reconciliation of the United States Federal statutory rate to the Company’s effective tax rate is as follows.

	Years Ended December 31,
	2013	2012	2011
Federal income tax statutory rate	34.00%	34.00%	34.00%
State income taxes, net of federal benefit	1.91%	1.21%	4.78%
Permanent Items	-2.20%	1.56%	-4.59%
Contingent consideration	-2.54%	0.00%	0.00%
Tax Credits	3.05%	-4.28%	21.42%
Other	-0.51%	-1.07%	-0.74%
Valuation allowance	47.54%	-31.42%	-54.87%

Effective income tax rate	81.25%	0.0%	0.0%

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(15) Income Taxes (Continued)

The components of the net deferred tax assets (liabilities) are as follows:

	December 31,
	2013	2012
Gross deferred tax assets—
Net operating losses	$36,208	$33,013
Orphan Drug Credit	55,888	52,330
Research and development credit	2,091	1,103
Depreciation and amortization	2,894	523
Accruals and reserves	32,031	19,266
Deferred revenue	9,320	10,730
Stock compensation	21,511	16,588
Other temporary differences	1,219	1,034

	161,162	134,587
Gross deferred tax liabilities—Outside basis difference	(77,761)	0
Deferred tax assets valuation allowance	(92,460)	(134,587)

Net deferred tax liability	$(9,059)	$0

Since inception through March 31, 2013, the Company has maintained a full valuation allowance equal to its cumulative net deferred tax assets given its history of operating losses. During 2013, in conjunction with the accounting associated with the Actient acquisition described in Note (3)(a), the Company recorded deferred tax liabilities related principally to outside tax basis differences in acquired subsidiaries. These deferred tax liabilities will serve as reversible temporary differences that give rise to future taxable income and, therefore, they serve as a source of income that permits the recognition of certain existing deferred tax assets of the Company. Solely on this basis, management determined that it is more likely than not that a portion of its valuation allowance was no longer required. As a result of the release of the valuation allowance, the Company recorded a tax benefit of $77,919 in the consolidated statement of operations for the year ended December 31, 2013 and an additional tax benefit of $1,253 in Additional paid-in capital related to the 2018 Convertible Notes. In addition to the benefit of the release of the valuation allowance, the Company recorded for the year ended December 31, 2013 a current provision of $270 for income taxes on current income and a benefit of $512 related to the realization of current year losses in certain state jurisdictions. Also, the Company recorded an $84 expense on current income and a benefit of $220 related to the recognition of deferred tax items the UK.

Additionally, as a result of the purchase accounting adjustments discussed above, the Company established deferred tax liabilities of $9,279 for certain state jurisdictions. These deferred tax liabilities relate principally to outside tax basis differences in acquired subsidiaries in jurisdictions in which there are no offsetting deferred tax assets. In addition, the Company has a deferred tax asset in the amount of $220 in the UK.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(15) Income Taxes (Continued)

Because the Actient acquisition deferred tax liabilities are provisional amounts that are subject to the finalization of the purchase accounting, this tax benefit may be revised during the acquisition measurement period as explained in Note (3). Since the Company has only looked to reversible taxable differences and feasible tax-planning strategies in assessing the need for the valuation allowance, a portion of its deferred tax assets are not more likely than not to be utilized and remain offset by a valuation allowance. On a quarterly basis, management assesses whether it remains more likely than not that the deferred tax assets will not be realized. In the event the Company determines at a future time that it would realize additional deferred tax assets, the Company will decrease its deferred tax asset valuation allowance and record an income tax benefit in the period when the Company makes such determination.

At December 31, 2013, the Company had Federal tax return net operating loss carryforwards of approximately $135,924 which will expire in 2020 through 2031, if not utilized, and of which $42,881 is a result of windfall stock compensation deductions. Included in this number is $14,467 of Federal net operating losses from the Actient acquisition. Similar to the Auxilium net operating losses, these losses are subject to potential limitation due to ownership changes. The recorded deferred tax asset for net operating losses shown in the above table is net of these windfall stock compensation deductions which, when realized, will be recorded directly to Additional paid-in capital. The Federal Orphan Drug and research and development credits of $57,979 at December 31, 2013 shown in the above table will expire in 2020 through 2033, if not utilized.

In addition, the Company had overall state tax return net operating loss carryforwards of approximately $136,213, of which $86,324 relate to Pennsylvania, which expire in 2013 through 2033 if not utilized, and which include windfall stock compensation deductions. Included in the state operating loss amount is approximately $3,013 of losses from the Actient acquisition, a portion of which has been used during the year. Future utilization of Pennsylvania net operating loss carryforwards is limited to the greater of 25% of Pennsylvania taxable income or $4,000 per year for tax years ending before Janaury 1, 2015. Thereafter, future utilization of Pennsylvania net operating loss carryforwards is limited to the greater of 30% of Pennsylvania taxable income or $5,000 per year.

The Tax Reform Act of 1986 (the “Act”) provides for a limitation on the annual use of net operating loss and tax credit carryforwards following certain ownership changes (as defined by the Act) that could limit the Company’s ability to utilize these carryforwards. Generally, a change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on that company’s ability to utilize its carryforwards from the tax periods prior to the ownership change. The Company has conducted a study to determine whether it has experienced any ownership changes, as defined by the Act. As a result of the study, the Company has concluded that it has undergone multiple ownership changes in previous years. Accordingly, the Company’s ability to utilize the aforementioned carryforwards will be limited on an annual basis. The Company believes that such limitations may result in approximately $10,700 and $9,400 of Federal and state net operating loss carryforwards, respectively, expiring prior to utilization. Additionally, the Company believes $521 of its Federal research and development credits will be limited.

The Company and its subsidiaries file income tax returns in the U.S., local tax jurisdictions in the U.S. and the U.K. During the current year, the IRS opened and closed an audit of the 2010 tax year that resulted in no changes. Presently, the Company has not been contacted by any state tax jurisdictions for examination of its income tax returns for open periods. As the Company has generated losses for each tax year since inception (except for 2009, 2011, 2012 and 2013), all of its prior tax years are open to examination.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(15) Income Taxes (Continued)

As of December 31, 2013, the total amount of gross unrecognized tax benefits was $6,499. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate as of December 31, 2013 is $0. Any increase or decrease to the gross unrecognized tax benefit would result in a corresponding increase or decrease to the valuation allowance against deferred tax assets.

Unrecognized tax benefits for the three years ended December 31, 2013 were:

	Years Ended December 31,
	2013	2012	2011
Unrecognized Tax benefits beginning of year	$3,443	$3,372	$3,196
Gross change for current year positions	331	71	75
Increase for prior period positions associated business combinations	2,725	0	101
Decrease for prior period positions	0	0	0
Decrease due to settlements and payments	0	0	0
Decrease due to statute expirations	0	0	0

Unrecognized tax benefits end of year	$6,499	$3,443	$3,372

The Company does not believe the total amount of unrecognized tax benefits will increase or decrease significantly over the next twelve months.

In connection with the adoption of stock-based compensation guidance in 2006, the Company elected to follow the with-and-without approach to determine the sequence in which deductions and NOL carryforwards are utilized. Accordingly, no tax benefit related to stock options was recognized in any year as a result of the utilization of NOL carryforwards to offset any taxable income. The table of deferred tax assets shown above does not include certain deferred tax assets at December 31, 2013 and 2012 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for book purposes. Additionally, paid in capital will be increased by approximately $15,165 if and when such deferred tax assets are ultimately realized.

(16) Employee Stock Benefit Plans

(a) Employee Stock Purchase Plan

Under the Company’s 2006 Employee Stock Purchase Plan (“ESPP”), as approved by the stockholders of the Company, employees may purchase shares of the Company’s common stock at a 15% discount through payroll deductions. Employees may contribute up to 10% of their compensation to the ESPP. The purchase price is 85% of the fair value per share of common stock on the date the purchase period begins or the date on which the purchase period ends, whichever is lower. The ESPP restricts the maximum number of shares that an employee may purchase to 15,000 shares during each semi-annual purchase period and to $25,000 worth of common stock during each year. In June 2011, January 2012, June 2012, December 2012, July 2013 and December 2103, employees purchased 55,292, 47,210, 55,015, 51,035, 47,210, 66,458 and 63,297 shares of common stock at a price of $16.6600, $16.8215, $16.8300, $15.7585, $14.4755, and $14.4755 per share, respectively. As of December 31, 2013, there were 148,153 shares available for future grant under the ESPP.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(16) Employee Stock Benefit Plans (Continued)

(b) Stock Options and Stock Awards

Under the Company’s 2004 Equity Compensation Plan, amended and restated December 1, 2009, (the “2004 Plan”), as approved by the stockholders of the Company, qualified and nonqualified stock options and stock awards may be granted to employees, non-employee directors and service providers. In June 2012, the stockholders approved the increase of shares authorized for issuance under the 2004 Plan to 15,800,000. The Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the 2004 Plan and has delegated to each of the Company’s Chief Executive Officer and Chief Financial Officer the authority to grant stock options to newly hired employees and promoted employees below the Vice President level within specified parameters. The members of the Board of Directors may annually elect to receive all, or a designated portion, of their fees in the form of common stock instead of cash. The shares issued pursuant to such elections by Board members are issued under the 2004 Plan. During the years ended December 31, 2013, 2012 and 2011, such issuances amounted to 3,418,4,956 and 7,205 shares having an aggregate fair value of $62, $106, and $134 , respectively, on the dates of issuance. Otherwise, the Company has, to date, granted only nonqualified stock options and restricted stock awards under the 2004 Plan. The Company issues new shares of common stock upon exercise of stock options or vesting of stack awards. At December 31, 2013, there were 2,956,403 shares available for future grants under the 2004 Plan.

(c) General Stock Option Information

Stock options are granted with an exercise price equal to 100% of the market value of the common stock on the date of grant, and generally have a 10-year contractual term and vest no later than four years from the date of grant (with some providing for automatic vesting upon a change of control of the Company). The following tables summarize stock option activity for the three years ended December 31, 2013:

	2013	2012	2011
Options outstanding:
Outstanding at beginning of period	6,626,176	7,262,718	6,136,249
Granted	1,245,069	1,829,884	2,157,689
Exercised	(149,304)	(960,864)	(270,453)
Cancelled	(376,406)	(1,505,562)	(760,767)

Outstanding at end of period	7,345,535	6,626,176	7,262,718

Exercisable at end of period	4,090,046	3,258,010	3,873,844

Weighted average exercise prices:
Outstanding at beginning of period	$22.50	$22.53	$23.46
Granted	17.70	20.07	20.07
Exercised	8.85	10.93	10.76
Cancelled	25.18	27.10	27.18
Outstanding at end of period	21.82	22.50	22.53
Exercisable at end of period	23.60	23.42	21.34

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(16) Employee Stock Benefit Plans (Continued)

During the year ended December 31, 2013, the Company granted standard non-qualified stock options to employees and directors to purchase shares of the Company’s common stock pursuant to the 2004 Plan. The options expire ten years from date of grant and their exercise prices represent the closing price of the common stock of the Company on the respective dates that the options were granted. The standard non-qualified stock options granted to employees vest no later than four years from the grant date, assuming continued employment of the grantee.

Of the options cancelled during 2013, 191,190 represented unvested options forfeited with an average exercise price of $22.37 and 185,216 represented vested options cancelled with a weighted average exercise price of $28.07. The aggregate intrinsic value of options outstanding and of exercisable options as of December 31, 2013 was $14,589 and $8,303, respectively. These aggregate intrinsic values represent the total pretax intrinsic value, based on the Company’s stock closing price of $20.73 as of December 31, 2013, that would have been received by the option holders had all option holders exercised their options as of that date.

The total intrinsic value of options exercised in 2013, 2012 and 2011 was $2,923, $9,287 and $2,368, respectively. As of December 31, 2013, the weighted average remaining contractual life of outstanding options and of exercisable options was 6.82 and 5.61 years, respectively.

The total number of in-the-money options exercisable as of December 31, 2013 was 1,893,570.

(d) Performance-Based Restricted Stock Units (“PRSUs”)

During 2013, the Company granted a total of 140,550 PRSUs to certain officers. The average grant date fair value of these awards is $17.59. The right to receive shares of common stock will be earned (subject to vesting) upon attainment of two performance goals, weighted as follows: 50% weighting on attaining a specified level of net income for the year ending December 31, 2013 and 50% weighting based upon the timing of approval, and labelling required, by the U.S. Food and Drug Administration (the “FDA”) for the supplemental Biologic License Application (“sBLA”) for XIAFLEX for Peyronie’s. Upon ultimate vesting, each PSRU is converted into one share of the common stock of the Company. The number of PRSUs earned amounted to 70,225 that vested 33% on February 18, 2014 with an equal amount vesting on the first anniversary and the remainder of the units vesting on the second anniversary of this date. The remainder of the original awards has been cancelled.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(16) Employee Stock Benefit Plans (Continued)

The following table summarizes the PSRU activity for the year ended December 31, 2013:

Nonvested PSRU’s:
At beginning of period	140,400
Granted	140,550
Vested	(16,637)
Cancelled	(89,980)

At end of period	174,333

Weighted average grant date fair value:
At beginning of period	$19.51
Granted	18.18
Vested	19.51
Cancelled	19.51
At end of period	18.44

(e) Restricted Stock Units (“RSUs”)

In addition stock options, the Company grants RSUs to directors and employees. These RSUs generally vest ratably over three years at one year intervals from the grant date. Upon vesting, RSU is converted into one share of the common stock of the Company. The following table summarizes the restricted common stock activity for the year ended December 31, 2013:

Nonvested shares:
At beginning of period	45,661
Granted	308,810
Vested	(16,553)
Cancelled	(19,030)

At end of period	318,888

Weighted average grant date fair value:
At beginning of period	$22.40
Granted	17.65
Vested	23.58
Cancelled	19.22
At end of period	17.93

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(16) Employee Stock Benefit Plans (Continued)

(f) Restricted Stock

The compensation cost of restricted stock awards is determined by their intrinsic value on the grant date. The following table summarizes the restricted common stock activity for the three years ended December 31, 2013:

	Years Ended December 31,
	2013	2012	2011
Nonvested shares:
At beginning of period	48,700	13,752	50,828
Granted	10,000	43,700	0
Vested	(36,990)	(8,752)	(33,950)
Cancelled	(250)	0	(3,126)

At end of period	21,460	48,700	13,752

Weighted average grant date fair value:
At beginning of period	$23.76	$27.08	$26.21
Granted	14.37	23.76	0
Vested	24.27	27.76	25.91
Cancelled	24.62	0.00	28.50
At end of period	18.50	23.76	27.08

(g) Valuation and Expense Information

Total stock-based compensation expense recorded for the year ended December 31, 2013, 2012 and 2011 amounted to $15,522, $15,007 and $17,278 respectively. Stock-based compensation costs capitalized as part of inventory amounted to $6,613 and $4,866 at December 31, 2013 and 2012, respectively.

The Company measures the cost of share-based compensation awards at fair value on the date of grant using the Black-Scholes model and applying the assumptions in the following table. For awards granted during the three years ended December 31, 2013, the expected volatility is based on the historical volatility of the Company. The Company uses the simplified calculation of expected option life prescribed in the guidance issued by the Securities and Exchange Commission because the Company’s history is inadequate to determine a reasonable estimate of the option life. The dividend yield is determined based on the Company’s history to date and management’s estimate of dividends over the option life. The risk-free interest rate is based on the U.S. treasury yield curve in effect at the time of the grant.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(16) Employee Stock Benefit Plans (Continued)

	Years Ended December 31,
	2013	2012	2011
Weighted average assumptions:
Expected life of options (in years)	6.27	6.26	6.28
Risk-free interest rate	1.24%	1.05%	2.00%
Expected volatility	48.69%	50.66%	50.68%
Expected dividend yield	0.00%	0.00%	0.00%

The weighted-average grant date fair value of the options issued in 2013, 2012 and 2011 was $8.47, $9.85 and $10.20, respectively. As of December 31, 2013, there was approximately $23,029 of total unrecognized stock-based compensation cost related to all share-based payments that will be recognized over the weighted-average period of 2.23 years. Future grants will add to this total, whereas future amortization and the vesting of existing grants will reduce this total.

(17) Common Stock and Redeemable Convertible Preferred Stock

(a) Common Stock

The Company is authorized to issue 120,000,000 shares of common stock, with a par value of $0.01 per share.

(b) Common stock reserved for future issuance

The following table summarizes common shares reserved for issuance at December 31, 2013 on the exercise or conversion of:

Common stock options—
Issued and outstanding	7,345,535
Available for future grant	2,956,404
Available for issuance under ESPP	148,153
Issued and outstanding RSUs and PRSUs	493,221
Senior convertible notes	19,188,575
Senior convertible note warrants	28,963,900
Actient warrants	1,250,000

Total shares reserved for future issuance	60,345,788

(c) Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, with a par value of $0.01 per share. No preferred stock is issued or outstanding.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

(18) Unaudited Quarterly Financial Information:

	2013
	1st Qtr	2nd Qtr**	3rd Qtr**	4th Qtr
Net revenues	$66,172	$100,519	$108,140	$125,884
Cost of goods sold*	15,089	27,216	33,553	36,157
Research and development expenses*	11,858	13,626	11,816	12,911
Selling, general and administrative expenses*	44,310	74,894	62,809	68,177
Amortization of purchased intangibles	0	10,895	15,085	19,007
Contingent consideration	0	2,258	4,671	4,467
Income (loss) from operations	(5,085)	(28,370)	(19,794)	(14,835)
Income (loss) before income taxes	(8,160)	(35,270)	(28,602)	(24,330)
Income tax benefit	0	77,919	0	378
Net income (loss)	(8,160)	42,650	(28,602)	(23,952)
Net income (loss) per common share(1):
Basic	(0.17)	0.87	(0.58)	(0.48)
Diluted	(0.17)	0.86	(0.58)	(0.48)
Shares used to compute net income (loss) per common share:
Basic	49,247,332	49,280,151	49,384,637	49,422,505
Diluted	49,247,332	49,583,377	49,384,637	49,422,505

*	includes the following amounts of stock-based compensation expense:

Cost of goods sold	$30	$38	$39	$4 7
Research and development	698	704	675	680
Selling, general and administrative	3,031	3,475	2,656	3,449

**	As discussed in Note (3)(a), the amounts of income tax benefit, net income (loss) and net income (loss) per common share have been revised from those reported in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30 and September 30, 2013 to retroactively reflect changes to the Actient business combination accounting during the measurement period.

	2012
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Net revenues	$73,606	$78,171	$71,043	$172,461
Cost of goods sold*	16,602	17,804	15,849	28,081
Research and development expenses*	11,993	10,186	10,591	13,161
Selling, general and administrative expenses*	46,946	42,585	55,344	40,660
Income (loss) from operations	(1,935)	7,596	(10,741)	90,509
Income (loss) before income taxes	(1,748)	7,724	(10,488)	90,456
Income tax benefit (expense)	0	0	0	0
Net income (loss)	(1,748)	7,724	(10,488)	90,456
Net income (loss) per common share(1):
Basic	(0.04)	0.16	(0.21)	1.84
Diluted	(0.04)	0.16	(0.21)	1.83
Shares used to compute net income (loss) per common share:
Basic	48,250,572	48,575,418	49,078,321	49,168,676
Diluted	48,250,572	49,172,212	49,078,321	49,543,039

*	includes the following amounts of stock-based compensation expense:

Cost of goods sold	$20	$1 4	$1 5	$27
Research and development	607	767	836	874
Selling, general and administrative	3,051	3,174	2,989	2,994

(1)	The sum of the quarterly loss per share amounts may differ from the full year amount due to changes in the number of shares outstanding during the year.